As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-115443

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. Concrete, Inc.

(Exact name of registrant as specified in its charter)

See “Table of Additional Registrants” on the following page for information relating to the subsidiary guarantors of the securities registered hereby.

Delaware	3272	76-0586680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2925 Briarpark, Suite 500 Houston, Texas 77042 (713) 499-6200	Donald C. Wayne Vice President, General Counsel and Secretary U.S. Concrete, Inc. 2925 Briarpark, Suite 500 Houston, Texas 77042 (713) 499-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street, Suite 3000

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name As Specified in its Charter	State or Other Jurisdiction of Incorporation of Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
AFTM Corporation	Michigan	3272	38-3246838
American Concrete Products, Inc.	California	3272	94-2623187
Atlas-Tuck Concrete, Inc.	Oklahoma	3272	73-0741542
Beall Industries, Inc.	Texas	3272	75-2052872
Beall Management, Inc.	Texas	3272	75-2879839
Central Concrete Supply Co., Inc.	California	3272	94-1181859
Central Precast Concrete, Inc.	California	3272	94-1459358
Eastern Concrete Materials, Inc.	New Jersey	3272	22-1521165
Ready Mix Concrete Company of Knoxville	Delaware	3272	76-0616376
San Diego Precast Concrete, Inc.	Delaware	3272	76-0616282
Sierra Precast, Inc.	California	3272	94-2274227
Smith Pre-Cast, Inc.	Delaware	3272	76-0630673
Superior Materials, Inc.	Michigan	3272	38-1610118
Titan Concrete Industries, Inc.	Delaware	3272	76-0616374
Builders’ Redi-Mix, LLC	Delaware	3272	68-0539884
B.W.B., Inc. of Michigan	Delaware	3272	76-0616244
Central Concrete Corp.	Delaware	3272	76-0630676
Superior Concrete Materials, Inc.	District of Columbia	3272	52-1046503
Beall Concrete Enterprises, Ltd.	Texas	3272	76-0643536
Concrete XXIX Acquisition, Inc.	Delaware	3272	76-0630665
Concrete XXX Acquisition, Inc.	Delaware	3272	76-0630662
USC Atlantic, Inc.	Delaware	3272	76-0630666
USC Michigan, Inc.	Delaware	3272	76-0630672
USC GP, Inc.	Delaware	3272	76-0608060
USC Management Co., L.P.	Texas	3272	76-0608062
Wyoming Concrete Industries, Inc.	Delaware	3272	76-0630668

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2004

PROSPECTUS

U.S. Concrete, Inc.

$200,000,000

Offer to Exchange

Registered

8 3/8% Senior Subordinated Notes due 2014

for

All Outstanding

8 3/8% Senior Subordinated Notes due 2014

The new notes:

•      will be freely tradeable;

•      are otherwise substantially identical to the outstanding notes;

•      will accrue interest at 8 3/8% per annum, payable semi-annually in arrears on each April 1 and October 1, beginning October 1, 2004;

•      will be our senior subordinated unsecured obligations and will rank equally with outstanding notes that are not exchanged;

•      will not be listed on any securities exchange or on any automated dealer quotation system but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods; and

•      will be guaranteed by each of our subsidiary guarantors, with each subsidiary guarantee being a senior subordinated unsecured obligation of the applicable subsidiary guarantor.

The exchange offer:

•      expires at 5:00 p.m., New York City time, on             , 2004, unless extended; and

•      is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered.

In addition, you should note that:

•      we will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are registered under the Securities Act of 1933;

•      you may withdraw tenders of outstanding notes any time before the expiration of the exchange offer;

•      the exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes; and

•      the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004.

This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. See “Where You Can Find More Information” beginning on page 80. This information is available to holders of the notes without charge upon written or oral request directed to U.S. Concrete, Inc., Attention: Investor Relations, 2925 Briarpark, Suite 500, Houston, Texas 77042, Telephone: (713) 499-6200. To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than                      , 2004, which is five days before the exchange offer will expire at 5:00 p.m., New York City time, on                      , 2004.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal attached as an exhibit to the registration statement of which this prospectus forms a part states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of the completion of the exchange offer to which this prospectus relates and ending on the close of business one year after the completion date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This prospectus, including information we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include projections and estimates concerning, among other things, the success of our business strategy, revenues, income, cash flows and capital requirements. Forward-looking statements generally use words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements appear in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors” and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update these statements and we caution you not to rely unduly on them. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	our national operating and acquisition strategies;

i

•	our ability to obtain the capital necessary to finance our growth strategies;

•	the availability of qualified personnel;

•	the trends we anticipate in the ready-mixed concrete industry and in our business;

•	the level of activity in the construction industry generally and in our local markets for ready-mixed concrete and other concrete products;

•	the highly competitive nature of our business;

•	the cost of capital, including the interest expense associated with our outstanding borrowings, which is tied in part to market interest rates;

•	changes in, or our ability to comply with, governmental regulations, including those relating to the environment;

•	our labor relations and those of our suppliers of raw materials;

•	the level of funding allocated by the United States government, states and municipalities for general highway, transit and safety spending;

•	unexpected events that delay or adversely affect our ability to deliver concrete according to our customers’ requirements;

•	sustained adverse weather conditions or other events that delay or cause the postponement of our customers’ projects or adversely affect our economics;

•	our ability to control costs and maintain quality; and

•	our exposure to warranty and defect claims from end users of our products, developers and other customers.

MARKET DATA

Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from third-party industry data, internal company surveys and management estimates based on these surveys and our management’s knowledge of the industry. F.W. Dodge, the National Precast Concrete Association and the National Ready-Mixed Concrete Association were the primary sources for third-party industry data. Industry surveys and publications generally state that the information contained within those surveys and publications has been obtained from sources believed to be reliable, but we can provide no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding the market share or industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read the entire prospectus, including the risk factors and the information and documents incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer. The terms “U.S. Concrete,” the “Company,” “we,” “our,” “ours” and “us,” as used in this prospectus, refer to U.S. Concrete, Inc. and its subsidiaries as a combined entity, except where it is made clear that those terms refer only to U.S. Concrete, Inc.

Our Business

We are a major producer of ready-mixed concrete and related concrete products in select markets in the United States. We believe we are among the leading producers of ready-mixed concrete in substantially all the markets in which we have ready-mixed concrete operations. Ready-mixed concrete is an important building material that is used in the vast majority of commercial, residential and public works construction projects.

The principal states in which we operate are California (44% of 2003 net sales), New Jersey (17% of 2003 net sales), Michigan (12% of 2003 net sales) and Texas (9% of 2003 net sales). We believe the geographic scope of our operations enables us to achieve cost savings through consolidated purchasing and to reduce our administrative costs, while also helping to insulate us from regional economic cycles.

As of June 1, 2004, we had 89 fixed and eight portable ready-mixed concrete plants, eight precast concrete plants, three concrete block plants and one aggregates quarry. During 2003, these facilities produced approximately 5.0 million cubic yards of ready-mixed concrete, 7.5 million eight-inch equivalent block units and 1.0 million tons of aggregates. In 2003, we generated revenues and net income of $473.1 million and $10.3 million, respectively. We derived approximately 78% of our 2003 revenues from the sale of ready-mixed concrete and the remaining 22% of those revenues from the sale of related concrete products and aggregates.

Our operations consist principally of formulating, preparing and delivering ready-mixed concrete to the job sites of our customers. Ready-mixed concrete becomes difficult to place within 90 minutes after mixing and, accordingly, the market for a permanently installed ready-mixed concrete plant is generally limited to an area within a 25-mile radius of its location. Our customers therefore rely on our ability to fulfill their order requirements consistently and on a timely basis. We also provide services intended to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control and customized delivery programs to meet our customers’ needs. Our marketing efforts primarily target general contractors, developers and home builders whose focus extends beyond the price of ready-mixed concrete to product quality and consistency and reduction of in-place concrete costs. In addition, we manufacture and deliver various precast and concrete masonry products to the construction industry. Our customer base for all our concrete products often overlaps in markets in which we produce ready-mixed concrete and other concrete products.

Our headquarters are located at 2925 Briarpark, Suite 500, Houston, Texas 77042, and our telephone number is (713) 499-6200. Our Internet address is www.us-concrete.com. Information on our website does not constitute a part of this prospectus.

Summary of the Exchange Offer

On March 31, 2004, we completed the private offering of the outstanding notes. We are now offering to exchange registered and freely tradeable new notes with terms substantially identical to your outstanding notes for properly tendered outstanding notes. This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes. You should read the discussion under the headings “—Summary of the Terms of the New Notes” and “Description of New Notes” for further information regarding the new notes.

The Exchange Offer

We are offering to issue to you new registered 8 3/8% senior subordinated notes due 2014 without transfer restrictions or rights under the registration rights agreement in exchange for your outstanding unregistered 8 3/8% senior subordinated notes due 2014. The new notes will vote together with the outstanding notes not exchanged on all matters on which holders of the outstanding notes and new notes are entitled to vote.

Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. The market for secondary resales of outstanding notes that are not tendered for exchange is therefore likely to be minimal.

Expiration Date

Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, or at a later date and time to which we extend it. We do not currently intend to extend the expiration date. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment.”

Conditions to the Exchange Offer

We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or any interpretation of the staff of the SEC or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. Please read the section “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal and mail or deliver the letter of transmittal, together with your outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or the DTC, you may deliver your outstanding notes by book-entry transfer.

In the alternative, if your outstanding notes are held through the DTC and you wish to participate in the exchange offer, you may do so through the DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us, and the subsidiary guarantors, among other things, that:

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or an affiliate of a subsidiary guarantor, or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you are not tendering outstanding notes acquired directly from us, a subsidiary guarantor, one of our affiliates or an affiliate of a subsidiary guarantor for your own account;

•	if you are not a broker-dealer, you are not engaged in and do not intend to participate in, a distribution (within the meaning of the Securities Act) of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes or the outstanding notes;

•	any new notes you receive will be acquired in the ordinary course of your business;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Please see “The Exchange Offer—Purpose and Effect of the Exchange Offer” and “The Exchange Offer—Your Representations to Us.”

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the exchange agent. Promptly after the expiration or termination of the exchange offer, we will return to you, without charge, any outstanding notes that you tendered but that were not accepted for exchange.

Procedures for Beneficial Owners

Only a registered holder of the outstanding notes may tender in the exchange offer. If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver your outstanding notes and the letter of transmittal or other required documents or use the applicable procedures under the automated tender offer program of the DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.” If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three business days after the expiration date.

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

U.S. Federal Income Tax Considerations

The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Plan of Distribution	All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

Based on SEC no-action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We and the subsidiary guarantors have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with the resales of the notes for one year following the completion of the exchange offer.

Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations in no-action letters and instead must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.

The Exchange Agent

We have appointed Wells Fargo Bank, National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under the DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent addressed as follows:

For Delivery by Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480-1517

For Delivery by Overnight Delivery, Regular Mail or by Hand:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette

MAC N9303-121

Minneapolis, MN 55479

By Facsimile Transmission (for eligible institutions only):

(612) 667-4927

To Confirm Receipt: (800) 344-5128

Summary of the Terms of the New Notes

The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes. The new notes will not have registration rights or provisions for special interest. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes and the new notes will be governed by the same indenture. The new notes will vote together with the outstanding notes not exchanged on all matters on which holders of the outstanding notes and new notes are entitled to vote.

New Notes Offered	$200.0 million aggregate principal amount of 8 3/8% senior subordinated notes due 2014.

Maturity Date	April 1, 2014.

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2004.

Mandatory Redemption	None.

Guarantees	The new notes will be guaranteed, jointly and severally, on a senior subordinated unsecured basis, by substantially all our existing and future domestic subsidiaries.

Ranking	The new notes will rank equally with the outstanding notes and will be:

•	our senior subordinated unsecured obligations;

•	effectively subordinate in right of payment to all debt and other obligations (including trade payables) of any of our subsidiaries that do not guarantee the new notes and the outstanding notes;

•	effectively subordinate in right of payment to all our existing and future senior debt, including borrowings under our credit facility to the extent of the value of the assets securing that debt; and

•	equal in right of payment with all our existing and future senior subordinated debt.

The	subsidiary guarantee of each subsidiary guarantor will be:

•	a senior subordinated unsecured obligation of that subsidiary guarantor;

•	effectively subordinate in right of payment to that subsidiary guarantor’s existing and future senior debt, including subsidiary guarantees of our credit facility, to the extent of the value of the assets securing that debt; and

•	equal in right of payment with that subsidiary guarantor’s existing and future senior subordinated debt.

As of June 1, 2004, neither we nor any of the subsidiary guarantors had any senior debt or other senior subordinated indebtedness outstanding. The indenture governing the new notes permits us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some of which may be secured.

Optional Redemption	At any time on or after April 1, 2009, we may redeem some or all of the new notes at the redemption prices specified in “Description of the New Notes—Optional Redemption.”

At any time prior to April 1, 2007, we may redeem up to 35% of the aggregate principal amount of the outstanding notes and new notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that outstanding notes and new notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of the outstanding notes remains outstanding after the redemption, as further described in “Description of the New Notes—Optional Redemption.”

Certain Covenants

The new notes will be issued under the same indenture as the outstanding notes. The indenture contains certain covenants that, among other things, restrict our ability and the ability of our subsidiary guarantors, to:

•	incur additional debt;

•	pay dividends and make other restricted payments;

•	create or permit certain liens;

•	issue or sell capital stock of subsidiary guarantors;

•	use the proceeds from sales of assets;

•	create or permit restrictions on the ability of our subsidiary guarantors to pay dividends or to make other distributions to us;

•	enter into transactions with affiliates; or

•	consolidate or merge or sell our assets as an entirety or substantially as an entirety.

These covenants are subject to a number of important exceptions and qualifications as described under the heading “Description of the New Notes—Certain Covenants.”

Change of Control

Following a change of control, we may be required to offer to purchase all of the outstanding notes and new notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Events of Default	Certain circumstances or events constitute an event of default under the indenture as described under the heading “Description of the New Notes—Events of Default.”

Sinking Fund	There will be no mandatory sinking fund payments for the new notes.

Absence of Established Market for the New Notes

The new notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. We expect the new notes to be eligible for trading in the PORTALSM Market. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

Use of Proceeds	We will not receive any cash consideration in the exchange offer.

Risk Factors

You should carefully consider all the information set forth in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors.”

Summary Consolidated Financial Data

The following table presents our summary consolidated financial data. You should read the following summary consolidated financial data in conjunction with the business and financial information contained in our Annual Report on Form 10-K that is incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes.

We derived the statement of operations information and the other information for each of the two years ended December 31, 2002 and 2003 and balance sheet information as of December 31, 2002 and 2003 from our audited consolidated financial statements. These financial statements were audited by PricewaterhouseCoopers LLP, independent auditors.

We derived the statement of operations information and the other information for each of the years ended December 31, 1999, 2000 and 2001 and balance sheet information as of December 31, 1999, 2000 and 2001 from our audited consolidated financial statements. These financial statements were audited by Arthur Andersen LLP, which has ceased operations. Arthur Andersen LLP did not reissue its report on those financial statements.

We derived the statement of operations information and the other information for the three months ended March 31, 2003 and 2004 and balance sheet information as of March 31, 2003 and 2004 from our unaudited interim consolidated financial statements. In our opinion, the unaudited interim financial statements for the three months ended March 31, 2003 and 2004 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in thousands, except ratios)
Statement of Operations Information:
Sales	$167,912	$394,636	$493,591	$503,314	$473,124	$85,068	$90,314
Cost of goods sold	135,195	314,297	396,769	404,376	388,717	75,128	79,753

Gross profit	32,717	80,339	96,822	98,938	84,407	9,940	10,561
Selling, general and administrative expenses	9,491	27,741	44,933	47,204	42,550	10,156	10,732
Special compensation charge	2,880	—	2,124	—	—	—	—
Restructuring and impairments	—	—	—	28,440	—	—	—
Depreciation, depletion and amortization (1)	3,453	11,212	13,828	10,734	12,441	2,660	3,048

Income (loss) from operations	16,893	41,386	35,937	12,560	29,416	(2,876)	(3,219)
Interest expense, net	1,708	14,095	19,386	17,127	16,855	4,189	3,967
Loss on early extinguishment of debt	—	—	—	—	—	—	28,781
Other income, net	663	1,319	652	1,137	3,016	218	311

Income (loss) before income taxes and cumulative effect of accounting change	15,848	28,610	17,203	(3,430)	15,577	(6,847)	(35,656)
Income tax provision	7,658	11,750	7,658	608	5,274	(2,807)	(11,053)

Net income (loss) before cumulative effect of accounting change	8,190	16,860	9,545	(4,038)	10,303	(4,040)	(24,063)
Cumulative effect of accounting change, net of tax of $12,297	—	—	—	(24,328)	—	—	—

Net income (loss)	$8,190	$16,860	$9,545	$(28,366)	$10,303	$(4,040)	$(24,603)

Other Information:
Cash flows provided by (used in):
Operating activities	$9,046	$9,583	$44,874	$34,933	$26,692	$1,617	$(1,478)
Investing activities	(83,417)	(104,267)	(58,387)	(36,489)	(17,259)	(7,570)	(1,935)
Financing activities	70,785	94,768	19,929	(886)	(7,007)	4,877	10,391
Balance Sheet Information:
Cash and cash equivalents	$627	$711	$7,127	$4,685	$7,111	$3,609	$14,089
Working capital	14,578	43,185	46,941	47,116	37,941	44,355	66,117
Total assets	212,734	357,490	430,836	382,222	400,974	381,421	413,666
Total debt	57,375	157,134	163,775	161,808	155,039	166,685	200,013
Total stockholders’ equity	110,793	150,555	188,315	161,845	176,711	162,267	152,331

(1)	We adopted Statement of Financial Auditing Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles,” effective January 1, 2002. Under SFAS No. 142, goodwill and indefinite lived assets are no longer amortized. Accordingly, there is no goodwill amortization included in the years ended December 31, 2002 and 2003 or in the three months ended March 31, 2003 and 2004.

Ratio Of Earnings To Fixed Charges

The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules:

	Year Ended December 31,						Three Months Ended March 31,
	1999	2000	2001	2002		2003	2003		2004
Ratio of earnings to fixed charges (1)	7.6x	2.8x	1.7x	n/a	(2)	1.7x	n/a	(3)	n/a	(4)

(1)	For purposes of computing the ratios of earnings to fixed charges: (a) “earnings” consist of income (loss) before income taxes and cumulative effect of accounting change plus fixed charges (excluding capitalized interest) and (b) “fixed charges” consist of interest expensed and capitalized, amortization of debt issue costs relating to indebtedness and the portion of rental expense representative of a reasonable approximation of the interest factor attributable to leases for rental property.
(2)	Earnings in 2002 were insufficient to cover fixed charges by approximately $3.4 million.
(3)	Earnings in the first quarter of 2003 were insufficient to cover fixed charges by approximately $6.8 million.
(4)	Earnings in the first quarter of 2004 were insufficient to cover fixed charges by approximately $35.7 million. During the three months ended March 31, 2004, as a result of the March 2004 refinancing, we recognized an ordinary loss on early extinguishment of debt of $28.8 million, which consisted of $25.9 million in premium payments to holders of our 12.00% senior subordinated notes we prepaid and a write-off of $2.9 million of debt issuance costs associated with all debt paid.

RISK FACTORS

An investment in the new notes involves a number of risks. You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, before exchanging your outstanding notes. The risks and uncertainties we describe below are not the only ones relating to these securities or facing our company. Additional risks and uncertainties not presently known to us or that we currently do not believe are material may also impact our business, operations, financial condition or results of operations.

Risks Related to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your outstanding notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount and, therefore, the liquidity of the unregistered notes outstanding. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold.

Risks Related to the New Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

We currently have, and after the exchange offer we will continue to have, a significant amount of debt. As of June 1, 2004, we had approximately $200.0 million in debt outstanding. Our new credit facility and the indenture governing the new notes permit us to incur and to guarantee additional indebtedness.

Our substantial debt and other financial obligations could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the new notes and our other indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our indebtedness, thereby reducing funds available for other purposes;

•	increase our vulnerability to a downturn in general economic conditions or the industry in which we compete;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	place us at a competitive disadvantage to our competitors; and

•	limit our ability to plan for and react to changes in our business and the ready-mixed concrete industry.

In addition, some of our debt exposes us to changes in interest rates. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

We may not be able to generate sufficient cash to service all our debt.

Our ability to pay or to refinance our indebtedness depends on our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations and future financings may not be available to us in amounts sufficient to enable us to pay our debt or fund other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service obligations, we may have to renegotiate the terms of our debt or obtain additional financing, possibly on less favorable terms than our current debt. If we are not able to renegotiate the terms of our debt or obtain additional financing, we could be forced to sell assets under unfavorable circumstances. The terms of our new credit facility and the indenture governing the new notes limit our ability to sell assets and restrict the use of proceeds from any asset sale.

The right to receive payments on the new notes and guarantees of those new notes is unsecured and subordinated to our senior debt, which could result in situations where there are not sufficient funds available to pay the new notes.

Payment on the new notes will be subordinated in right of payment to all our senior debt, including indebtedness under our new credit facility. Payment on the guarantee of each subsidiary guarantor of the new notes will be subordinated in right of payment to that subsidiary guarantor’s senior debt, including its guarantee of our obligations under our new credit facility. Upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the new notes or the subsidiary guarantees thereof, as the case may be. In these cases, we or a subsidiary guarantor, as the case may be, may not have sufficient funds to pay all of our or its creditors, and holders of the new notes may receive less, ratably, than the holders of senior debt, including the lenders under our new credit facility, and due to the turnover provisions in the indenture for the new notes, less, ratably, than the holders of unsubordinated obligations, including trade payables. In addition, all payments on the new notes and the related guarantees will be blocked in the event of a payment default on any senior debt and may be blocked for up to 179 consecutive days in the event of certain nonpayment defaults on designated senior debt.

The new notes are effectively subordinated to claims of our secured creditors and the guarantees of each subsidiary guarantor are effectively subordinated to the claims of the existing and future secured creditors of that subsidiary guarantor. Our obligations under our new credit facility are secured by liens on all or substantially all of our and our subsidiaries’ assets. At June 1, 2004, we had no secured debt outstanding and the capacity to borrow $75.6 million under our new credit facility, all of which would be secured senior debt and effectively senior to the new notes in right of payment to the extent of the value of the assets securing such debt, as well as by virtue of its ranking.

The indenture governing the new notes imposes restrictions on us that may adversely affect our ability to operate our business.

The indenture governing the new notes contains covenants that restrict, among other things, our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends;

•	enter into asset sales;

•	make certain investments;

•	enter into transactions with affiliates;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities; and

•	engage in certain mergers or consolidations and transfers of assets.

In addition, our existing debt agreements contain, and any other debt agreements likely will contain, financial covenants and other limitations that we will need to comply with and that may require us to grant collateral to secure our obligations. Our ability to comply with these covenants may be affected by many events beyond our control, and our future operating results may not be sufficient to comply with the covenants, or in the event of a default under any of our debt agreements, to remedy such a covenant default.

Our failure to comply with any of our financial or other covenants in the new notes or other debt agreements could result in an event of default. Upon the occurrence of an event of default under any credit facilities we may enter into, the lenders could elect to declare all amounts outstanding to be immediately due and payable, terminate all commitments to extend further credit and foreclose on any collateral granted to secure those obligations. If the lenders under any such credit facilities or other debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient assets to repay amounts outstanding under our credit facilities and our other indebtedness, including the new notes.

The subsidiary guarantees may be subject to judicial scrutiny under applicable fraudulent conveyance laws.

The issuance of the subsidiary guarantees may be subject to review under applicable fraudulent conveyance or transfer laws in a bankruptcy or similar proceeding involving one or more of the guarantors or in a lawsuit brought by or on behalf of the creditors of one or more of the guarantors. Under these laws, if a court were to find that, at the time a guarantor issued its subsidiary guarantee,

•	the guarantor issued the subsidiary guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that it contemplated insolvency with a design to favor one or more creditors to the exclusion, in whole or in part, of others, or

•	the guarantor did not receive fair consideration or reasonably equivalent value for incurring the subsidiary guarantee and, at the time it issued the subsidiary guarantee,

•	the guarantor was insolvent or rendered insolvent by reason of that issuance,

•	the guarantor was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured,

then the court could determine not to enforce the subsidiary guarantee, subordinate the subsidiary guarantee to other indebtedness of the guarantor or take other action detrimental to the holders of the new notes.

The indenture relating to the new notes contains a savings clause, which generally purports to limit the obligations of each guarantor under its subsidiary guarantee to the maximum amount as will, after giving effect to all the liabilities of such guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent the subsidiary guarantee of any guarantor is avoided as a fraudulent conveyance or held unenforceable for any reason, the holders of the new notes would cease to have any claim against that guarantor and would be creditors solely of U.S. Concrete, Inc. and any guarantor whose subsidiary guarantee is not avoided or held to be unenforceable.

The measure of insolvency for purposes of the considerations described above will vary depending on the law applied in any such proceeding. Generally, however, an entity may be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair market value of all its assets at a fair valuation; or

•	the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

Based on historical financial information, recent operating history and other information currently available to us, we believe the subsidiary guarantees to be issued concurrently with the issuance of the new notes will be issued and granted for proper purposes and in good faith and that, after giving effect to the issuance of such subsidiary guarantees, each subsidiary guarantor will be solvent and will continue to be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they become absolute and mature. We cannot provide you with any assurance, however, that a court passing on those issues would reach the same conclusions. Furthermore, we cannot provide you with any assurance that those standards would be satisfied in the case of any existing or future subsidiary of ours that becomes a guarantor after the date the new notes are first issued, because a determination as to whether those standards would be satisfied will depend on, among other circumstances, the financial condition of that guarantor at the time it incurs an obligation because of its subsidiary guarantee.

We may be unable to purchase the new notes upon a change of control.

Upon a change of control, as defined in the indenture, you will have the right, as a holder of new notes, to require us to repurchase all or a portion of your new notes at a price equal to 101% of their principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase. If a change of control were to occur, the terms of our new credit facility contain, and any additional debt agreements to which we are party at such time may contain, restrictions and provisions limiting our ability to purchase your new notes. Any failure to make an offer to purchase, or to repay holders tendering new notes, upon a change of control will result in an event of default under the new notes. We may not have the financial resources to repurchase your new notes, particularly if a change of control event triggers a similar repurchase requirement for other indebtedness, or results in the acceleration of other indebtedness. See “Description of the New Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Your ability to transfer the new notes may be limited by the absence of an active trading market.

The new notes are a new issue of securities for which there is no established public market. We do not intend to list the new notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. Therefore, an active market for the new notes may not develop or, if developed, may not be maintained. Furthermore, even if a market for the new notes does develop, we cannot assure you that there will be liquidity in that market, or that the new notes might not trade for less than their original value or face amount. If a liquid market for the new notes does not develop, you may be unable to resell the new notes for a long period of time, if at all. This means you may not be able to readily convert the new notes into cash, and the new notes may not be accepted as collateral for a loan.

If an active trading market for the new notes does not develop or is not maintained, holders of such notes may experience difficulty in reselling, or an inability to sell, such notes. If you are able to resell your new notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the new notes;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the new notes; and

•	the time remaining to the maturity of your new notes.

As a result of these factors, you may be able to sell your new notes only at prices below those you believe to be appropriate, including prices below the price you paid for such new notes.

Risks Related to Our Business

There are risks related to our operating and internal growth strategies.

Our ability to generate internal growth will be affected by, among other factors, our ability to:

•	attract new customers;

•	differentiate ourselves in a competitive market by emphasizing new product development and value-added sales and marketing;

•	hire and retain employees; and

•	reduce operating and overhead expenses.

One key component of our strategy is to operate our businesses on a decentralized basis, with local or regional management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business. If we do not implement and maintain proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices, and our overall profitability could be adversely affected.

Our resources, including management resources, are limited and may be strained if we engage in a significant number of acquisitions. Also, acquisitions may divert our management’s attention from initiating or carrying out programs to save costs or enhance revenues.

Many of the factors affecting our ability to generate internal growth may be beyond our control. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

We may be unsuccessful in continuing to carry out our strategy of growth through acquisitions.

One of our principal growth strategies is to increase our revenues and the markets we serve and to continue entering new geographic markets through the acquisition of additional ready-mixed concrete and related businesses. We may not be able to acquire suitable acquisition candidates at reasonable prices and on other reasonable terms for a number of reasons, including the following:

•	the acquisition candidates we identify may be unwilling to sell;

•	we may not have sufficient capital to pay for acquisitions; and

•	competitors in our industry may outbid us.

Our operating results may vary significantly from reporting period to reporting period and may be adversely affected by the cyclical and seasonal nature of the markets we serve.

The ready-mixed concrete business is subject to seasonal variations. In particular, demand for our products and services during the winter months is typically lower than in other months of the year due to inclement weather. In addition, sustained periods of inclement weather and other extreme weather conditions could postpone or delay projects over geographic regions of the United States and consequently could adversely affect our business, financial condition and results of operation. Additionally, the ready-mixed concrete industry can be highly cyclical. As a result, our volume of business may be adversely affected by declines in construction in various geographic regions of the United States. Our results also may be materially affected by, among other things:

•	the level of residential and commercial construction in our regional markets;

•	the availability of funds for public or infrastructure construction from local, state and federal sources;

•	changes in interest rates;

•	variations in the margins of jobs performed during any particular quarter;

•	the change in mix of our customers and business;

•	the timing and cost of acquisitions and difficulties or costs encountered when integrating acquisitions;

•	the budgetary spending patterns of customers;

•	increases in construction and design costs;

•	power outages and other unexpected delays;

•	employment levels; and

•	regional or general economic conditions.

As a result, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year. Furthermore, negative trends in the ready-mixed concrete industry or in our geographic markets could have material adverse effects on our liquidity, financial condition and results of operations.

We may lose business to competitors who underbid us and we may be otherwise unable to compete favorably in our highly competitive industry.

Our competitive position in a given market depends largely on the location and operating costs of our ready-mixed concrete plants and prevailing prices in that market. Generally, ready-mixed concrete is price-sensitive. Our prices are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control. Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service, as well as price, are the principal competitive factors among suppliers for large or complex jobs. Concrete manufacturers like us generally obtain customer contracts through local sales and marketing efforts directed at general contractors, developers and homebuilders. As a result, we depend on local relationships.

Our competitors range from small, owner-operated private companies offering simple mixes to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Our vertically integrated competitors generally have greater manufacturing, financial and marketing resources than us, providing them with a competitive advantage. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

We depend on third parties for concrete equipment and supplies essential to operate our business.

We rely on third parties to lease property and equipment to us and to provide supplies, including raw materials, necessary for our operations. While we currently have favorable working relationships with our suppliers, we cannot be sure that these relationships will continue in the future. Also, there have historically been periods of supply shortages in the concrete industry, particularly in a strong economy.

If we lose our property or supply leases or are unable to secure other leases, our operations could be severely impacted. Additionally, if we lose our supply contracts, receive insufficient supplies from other third parties to meet our customers’ needs or if our suppliers were to experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, results of operations and financial position could be materially adversely affected.

Governmental regulations, including environmental regulations, may result in increases in our operating costs and capital expenditures and decreases in our earnings.

A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

•	land usage;

•	street and highway usage;

•	noise levels; and

•	health, safety and environmental matters.

In many instances, we must have various certificates, permits or licenses in order to conduct our business. Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

Governmental requirements that impact our operations include those relating to air quality, solid waste management and water quality. These requirements are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault and expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable requirements when we performed them. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of environmental conditions may require us to make material expenditures we currently do not anticipate. In addition, although we intend to conduct appropriate investigations with respect to environmental matters in connection with future acquisitions, we may fail to identify or obtain indemnification from all potential environmental liabilities of any acquired business.

The departure of key personnel could disrupt our business, and our business growth will necessitate the successful hiring of new senior managers and executive officers.

We depend on the continued efforts of our executive officers and, in many cases, on senior management of our businesses. In addition, any future growth will impose significant additional responsibilities on members of our senior management and executive officers. Our success will depend on recruiting new senior level managers and officers, and we cannot be certain that we can recruit and retain such additional managers and officers. To the extent we are unable to manage our growth effectively or are unable to attract and retain qualified management personnel, our business, financial condition and results of operations could be materially and adversely affected. We do not carry key-person life insurance on any of our employees.

We may be unable to attract and retain qualified employees.

Our ability to provide high-quality products and services on a timely basis requires that we employ an adequate number of skilled plant managers, technicians and drivers. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. Like many of our competitors, from time to time, we experience shortages of qualified personnel. We may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy, and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

Collective bargaining agreements, work stoppages and other labor relations matters may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

At December 31, 2003, approximately 41% of our employees were covered by collective bargaining agreements, which expire between 2004 and 2008. Our inability to negotiate acceptable new contracts with these unions could cause strikes or other work stoppages by the affected employees, and new contracts could result in increased operating costs attributable to both union and nonunion employees. In March 2004, we experienced a labor strike at several concrete plants operated by one of our subsidiaries within our Atlantic Region in conjunction with the expiration of a collective bargaining agreement. The strike was resolved after two business days and we entered into a new collective bargaining agreement covering the affected union employees. If any future strikes or other work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs, which could materially adversely affect our business, financial condition and results of operations. In addition, the coexistence of union and nonunion employees may lead to conflicts between union and nonunion employees or impede our ability to integrate our operations efficiently. Labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs.

Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards. Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials. Operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Although we conduct training programs designed to reduce the risks of these occurrences, we cannot eliminate these risks. We maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on our financial condition.

Although we maintain insurance policies, those policies are subject to varying levels of deductibles. Losses up to the deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our estimates, our business could be materially and adversely affected.

We may incur material costs and losses as a result of claims our products do not meet regulatory requirements or contractual specifications.

Our operations involve providing ready-mixed and other concrete formulations that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight- bearing capacity and other characteristics. If we fail or are unable to provide product meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. In the past, we have had significant claims of this kind asserted against us that we have resolved. There currently are, and we expect that in the future there will be, additional claims of this kind asserted against us. Some, but not all, claims of this type are covered by indemnity provisions in our acquisition agreements with the former owners of businesses we have acquired or by insurance. If a significant uninsured or unindemnified product-related claim is resolved against us in the future, that resolution may have a material adverse effect on our financial condition, results of operations and cash flows.

Our net sales attributable to infrastructure projects could be negatively impacted by a decrease or delay in governmental spending.

Our business depends to some extent on the level of federal, state and local spending on infrastructure projects in our regional markets. Reduced levels of governmental funding for public works projects or delays in that funding could adversely affect our financial condition, results of operations and cash flows.

Some of our plants are susceptible to damage from earthquakes for which we have a limited amount of insurance.

We maintain only a limited amount of earthquake insurance, and, therefore, we are not fully insured against earthquake risk. Any significant earthquake damage to our plants could materially adversely affect our results of operations.

Our results of operations could be adversely affected as a result of goodwill impairments.

Goodwill represents the amount by which the total purchase price we have paid for acquisitions exceeds our estimated fair value of the net assets acquired. As part of our adoption of SFAS No. 142, we periodically test our recorded goodwill for impairment and charge income with any income we recognize, and we do not otherwise amortize that goodwill. Following our initial impairment review in the quarter ended June 30, 2002, we recorded a transitional goodwill impairment charge of $24.3 million, net of tax. We recorded another goodwill impairment charge, of $25.6 million, in the fourth quarter of 2002.

As of March 31, 2004, goodwill represented approximately 40% of our total assets. We evaluate goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired, and we can provide no assurance that future goodwill impairments will not occur. If we determine that any of our remaining balance of goodwill is impaired, we will be required to take an immediate noncash charge to earnings.

There are risks related to our previous use of Arthur Andersen LLP as our independent public accountants.

Our audited historical financial statements for each of the three years ended December 31, 2001, from which we derived financial information included elsewhere in this prospectus, were audited by Arthur Andersen LLP, or Arthur Andersen. Arthur Andersen has not participated in the preparation of this prospectus and has not performed procedures to assure the continued accuracy of its report on our historical financial statements for those periods. In addition, we will be unable to obtain the written consent of Arthur Andersen with respect to our historical financial statements and any financial information derived therefrom in connection with any registration statement that we file pursuant to the registration rights agreement. Accordingly, your ability to seek damages from Arthur Andersen in connection with the offering and the exchange offer will be limited. As a result, you may not have an effective remedy against Arthur Andersen in connection with a material misstatement or omission in our financial statements. Moreover, your recovery of any damages award that may be obtained may be limited as a result of Arthur Andersen’s financial condition or other matters relating to the various civil and criminal lawsuits relating to Arthur Andersen.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we and the subsidiary guarantors entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

We used the net proceeds from the sale of the outstanding notes to redeem all $95.0 million in aggregate principal amount of our 12.00% senior subordinated notes, to pay approximately $25.9 million in associated make-whole premiums and $1.6 million in accrued interest, to repay approximately $43.0 million of indebtedness under the revolving credit facility portion of our new credit facility and to prepay the $20.0 million of indebtedness under the term loan portion of our new credit facility. We used the proceeds of our new credit facility to repay in part $65.0 million of indebtedness outstanding as of March 12, 2004 under our prior secured revolving credit facility with a weighted average interest rate of 4.2% per annum.

THE EXCHANGE OFFER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We are offering to issue new registered 8 3/8% senior subordinated notes due 2014 in exchange for a like principal amount of our outstanding 8 3/8% senior subordinated notes due 2014. We refer to our offer to exchange the outstanding notes for new notes as the “exchange offer.” We may extend, delay or terminate the exchange offer. Holders of outstanding notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

We and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the subsidiary guarantors agreed to use commercially reasonable efforts to prepare and file with the SEC a registration statement relating to an offer to exchange the outstanding notes for new notes and to use our commercially reasonable efforts to have it declared effective within 180 days after issuing the outstanding notes. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

If we determine, upon advice of counsel, that the exchange offer is not permitted by law or applicable interpretations of the law by the staff of the SEC or if:

•	any initial purchaser of the outstanding notes requests, with respect to outstanding notes not eligible to be exchanged for new notes in the exchange offer, or;

•	any holder of outstanding notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in exchange for old notes in the exchange offer other than by reason of such holder being an affiliate of ours or the subsidiary guarantors (it being understood that the requirement that a broker-dealer deliver the prospectus contained in this registration statement in connection with the sale of new notes shall not result in such new notes being not “freely tradeable”), we and the subsidiary guarantors will use our commercially reasonable efforts to file, as promptly as practicable, with the SEC a shelf registration statement to cover resales of outstanding notes. We and the subsidiary guarantors will also be required to file a shelf registration statement with the SEC if this exchange offer is not declared effective by September 27, 2004 or if this exchange offer is not completed within 45 days after the registration statement is declared effective.

If we and the subsidiary guarantors fail to comply with deadlines for completion of the exchange offer, we will be required to pay special interest to holders of the outstanding notes. Please read the section captioned “Description of New Notes—Registration Rights” for more details regarding the registration rights agreement.

Resale of New Notes

Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, nor an affiliate of the subsidiary guarantors;

•	the new note is acquired in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of new notes.

The SEC has not, however, considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as in other circumstances.

If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on these interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the outstanding notes.

Unless an exemption from registration is otherwise available, any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. We have agreed to make this prospectus available in connection with resales of the new notes for up to one year from the completion of the exchange offer. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired outstanding notes for your own account as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, if the outstanding notes were acquired by that broker-dealer as a result of that market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

On the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. We have not conditioned the exchange offer on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $200 million aggregate principal amount of the outstanding notes are not yet registered. We are sending this prospectus and the letter of transmittal included with this prospectus to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will:

•	remain outstanding;

•	continue to accrue interest; and

•	be entitled to the rights and benefits the holders have under the indenture.

However, these outstanding notes will not be freely tradeable. See “—Consequences of Failure to Exchange” below.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on                         , 2004 unless, in our sole discretion, we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

We reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We do not currently intend to extend the expiration date.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” has not been satisfied, we reserve the right, in our sole discretion,

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer

by giving oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment in a prospectus supplement. We will distribute the supplement to the registered holders of the outstanding notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC:

•	we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes; and

•	we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Your Representations to Us”; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, on the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding note if at that time any stop order has been threatened or is in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the new notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see “—How to Tender if You Are a Beneficial Owner” below. To tender in the exchange offer, you must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of the DTC described below under “—Tendering Through the DTC’s Automated Tender Offer Program.”

To complete a manual tender, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

•	deliver, and the exchange agent must receive, before the expiration date:

•	the outstanding notes along with the letter of transmittal; or

•	a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at the DTC according to the procedure for book-entry transfer described below under “—Book-Entry Transfer” or a properly transmitted agent’s message.

If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes or use the automated tender offer program of the DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

For a tender to be effective, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” before the expiration date. Any tender by a holder that is not withdrawn before the expiration date will constitute a legally binding agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions on your behalf.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in the DTC’s system may make book-entry delivery of outstanding notes by causing the DTC to transfer the outstanding notes into the exchange agent’s account at the DTC according to the DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent’s account at the DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

Tendering Through the DTC’s Automated Tender Offer Program

The exchange agent and the DTC have confirmed that any financial institution that is a participant in the DTC’s system may use the DTC’s automated tender offer program to tender its outstanding notes. Participants in the program may transmit their acceptance of the exchange offer electronically instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent. Tendering through the automated tender offer program causes the DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. The DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by the DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	the DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against the participant.

How to Tender if You Are a Beneficial Owner

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those outstanding notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders” guaranteed by an eligible institution unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new notes; or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, in each case, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers are Needed

If a person other than the registered holder of any outstanding notes signs the letter of transmittal, the outstanding notes must be endorsed properly or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They must also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determinations will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. We will not be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes or be liable for failure to give notification, nor will the exchange agent or any other person. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer, or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the DTC according to the procedures described below, the nonexchanged outstanding notes will be credited to an account maintained with the DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent that, among other things:

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or an affiliate of a subsidiary guarantor, or, if you are our affiliate or an affiliate of a subsidiary guarantor, you will comply with the registration and prospectus delivery requirements in the Securities Act to the extent applicable;

•	if you are a broker-dealer, you are not tendering outstanding notes acquired directly from us, a subsidiary guarantor, one of our affiliates or an affiliate of a subsidiary guarantor for your own account;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to participate in, a distribution (within the meaning of the Securities Act) of the new notes;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

•	you are acquiring the new notes in the ordinary course of your business;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you represent that you acquired the outstanding notes to be exchanged for new notes as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes (it is understood that you are not admitting that you are an “underwriter” within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus); and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

We may, in the future, seek to acquire untendered outstanding notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

If you tender in the exchange offer for the purpose of participating in a distribution of the new notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under the DTC’s automated tender offer program before the expiration date, you may tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made; and

•	guaranteeing that, within three business days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within three business days after the expiration date.

If you wish to tender outstanding notes pursuant to the guaranteed delivery procedures described in the letter of transmittal, you must ensure that the exchange agent receives the notice of guaranteed delivery before 5:00 p.m., New York City time, on the applicable expiration date. Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date unless we have previously accepted your outstanding notes for exchange. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent”; or

•	the withdrawing holder must comply with the appropriate procedures of the DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer in the name of the depositor withdrawing the tender; and

•	specify the name in which the outstanding notes are to be registered, if different from that of the depositor.

If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the DTC.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with the DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. At any time on or before 5:00 p.m., New York City time, on the expiration date, you may re-tender properly withdrawn outstanding notes by following one of the procedures described under “—Procedures for Tendering” above.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, but we may make additional solicitation by telephone, electronically or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for new notes in the exchange offer, your outstanding notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Completion of the exchange offer will fulfill substantially all our registration obligations with respect to the outstanding notes under the registration rights agreement. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, nor an affiliate of a subsidiary guarantor;

•	you acquired the new notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

Accounting Treatment

We will not recognize a gain or loss for accounting purposes as a result of the completion of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under accounting principles generally accepted in the United States of America.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreement.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, (i) the words “U.S. Concrete,” “we,” “our” and “us” refer only to U.S. Concrete, Inc. and not to any of its subsidiaries and (ii) except as otherwise specified, the term “notes” means the new notes offered by this prospectus, together with any outstanding unregistered notes that are not validly tendered and exchanged in the exchange offer. All such notes will vote together as a single class for all purposes under the indenture.

General

The form and the term of the new notes are the same as the form and term of the outstanding notes they will replace, except that:

•	the new notes are registered under the Securities Act;

•	the new notes will not bear legends restricting transfer; and

•	holders of the new notes generally will not be entitled to rights under the registration rights agreement, including our payment of special interest for failure to meet specified deadlines that will terminate when the exchange offer is consummated.

The new notes will be issued under the same indenture as the outstanding notes. The indenture was entered into on March 31, 2004 among U.S. Concrete, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The indenture is subject to and governed by the Trust Indenture Act, and the terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

We and the subsidiary guarantors urge you to read the indenture because it, and not this description, defines your rights as a holder of the new notes. Because this description is a summary, it may not contain all the information that is important to you. A copy of the indenture is available upon request to us at the address indicated under “Where You Can Find More Information.”

Principal, Maturity and Interest

The new notes will be issued solely in exchange for an equal principal amount of outstanding notes. As of the date of this prospectus, $200.0 million aggregate principal amount of 8  3/8% senior subordinated notes are outstanding but not yet registered. See “The Exchange Offer.” Subject to compliance with the limitations described under “—Certain Covenants—Limitation on Debt,” we can issue an unlimited principal amount of additional notes at later dates under the same indenture (the “Additional Notes”). We can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that we issue in the future will be identical in all respects to the new notes that we are issuing now, except that Additional Notes will have different issuance dates and may have different issuance prices. We will issue the new notes and Additional Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

The new notes will mature on April 1, 2014.

Interest on the new notes will accrue at a rate of 8  3/8% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2004. We will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date.

Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking and Subordination

The new notes will be:

•	senior subordinated, unsecured obligations of U.S. Concrete;

•	guaranteed on a senior subordinated, unsecured basis by the Subsidiary Guarantors;

•	subordinate in right of payment to all existing and future Senior Debt of U.S. Concrete and the Subsidiary Guarantors;

•	equal in right of payment with all existing and future Senior Subordinated Debt of U.S. Concrete and the Subsidiary Guarantors; and

•	senior in right of payment to all existing and future Subordinated Obligations of U.S. Concrete and the Subsidiary Guarantors.

The payment of principal of, premium, if any, interest on, and all other amounts payable in respect of, the new notes, and payment under any Subsidiary Guarantee, will be subordinated in right of payment to the payment when due in cash of all Senior Debt of U.S. Concrete or the relevant Subsidiary Guarantor, as the case may be. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive full payment in cash on all obligations owed to them before any kind of payment (other than in certain events, payment on Permitted Junior Securities) can be made to holders of the notes:

•	liquidation, dissolution or winding up of U.S. Concrete or the relevant Subsidiary Guarantor;

•	bankruptcy, reorganization, receivership or similar proceedings of or with respect to U.S. Concrete or the relevant Subsidiary Guarantor;

•	an assignment for the benefit of U.S. Concrete’s or the relevant Subsidiary Guarantor’s creditors; or

•	any marshaling of U.S. Concrete’s or the relevant Subsidiary Guarantor’s assets and liabilities.

As of June 1, 2004, we and the Subsidiary Guarantors on a consolidated basis had no Senior Debt (excluding unused commitments made by lenders) and $200.0 million of Senior Subordinated Debt represented by the outstanding notes.

We conduct our operations through our subsidiaries. Therefore, our ability to service our debt, including the new notes, will depend on the cash flows of our subsidiaries and, to the extent they are not Subsidiary Guarantors, their ability to distribute those cash flows as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the cash flows of those subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could cause the obligations under the Subsidiary Guarantees to be subordinated to claims to which they are not otherwise contractually subordinated. If this were to occur, we would also be unable to use the cash flows of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it impossible or more difficult for us to service our debt.

In addition, we only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the new notes will only be creditors of U.S. Concrete and the Subsidiary Guarantors. In the case of our subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the new notes.

As of March 31, 2003, after giving effect to the sale of the outstanding notes, the entering into of the New Credit Facility and the application of the net proceeds therefrom, excluding unused commitments made by lenders and any intercompany debt, the approximate total balance sheet liabilities of U.S. Concrete and the

Subsidiary Guarantors would have been $261.3 million, and all other subsidiaries (excluding the liabilities of their respective subsidiaries that are Subsidiary Guarantors) would have had no balance sheet liabilities.

The Subsidiary Guarantors and our other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by our other subsidiaries.

The new notes and the Subsidiary Guarantees are unsecured obligations of U.S. Concrete and the Subsidiary Guarantors, respectively. Secured Debt of U.S. Concrete and the Subsidiary Guarantors, including their respective obligations under the New Credit Facility, will be effectively senior to the new notes and the Subsidiary Guarantees to the extent of the value of the assets securing such Debt, as well as by virtue of its ranking in the case of Debt that constitutes Senior Debt.

We may not pay principal of, or premium, if any, interest on, or any other amounts payable in respect of, the new notes, or make any deposit in respect of the new notes pursuant to the provisions described under “Defeasance,” and may not repurchase, redeem or otherwise retire any new notes (collectively, “pay the new notes”), if:

(a) any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity); or

(b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms,

unless, in either case,

(1) the default has been cured or waived and any such acceleration has been rescinded; or

(2) such Senior Debt has been paid in full in cash;

provided, however, that we may pay the new notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the Representative of such issue of Senior Debt.

During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, we may not pay the new notes for a period (a “Payment Blockage Period”) commencing upon the receipt by us and the trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated by written notice to the trustee and us from the Representative that gave such Payment Blockage Notice:

(a) because such default is no longer continuing; or

(b) because such Designated Senior Debt has been repaid in full in cash.

Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, we may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the new notes after the end of such Payment Blockage Period; provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt (other than the holders of indebtedness under the New Credit Facility), a Representative of holders of Indebtedness under the New Credit Facility may give another Payment Blockage Notice within such period.

Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

If we make any payment or distribution of our assets upon a total or partial liquidation, dissolution or winding up of U.S. Concrete or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our Property or upon an assignment for the benefit of creditors or marshalling of assets and liabilities:

(a) the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the notes are entitled to receive any payment of principal of, or interest on, or any other amount payable to Holders in respect of the notes, except that holders of notes may receive and retain Permitted Junior Securities; and

(b) until the Senior Debt is paid in full in cash, any distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Debt.

If a payment or distribution is made to holders of notes or the trustee for the benefit of the holders of notes that, due to the subordination provisions, should not have been made to them, such holders or the trustee will be required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

If payment of the notes is accelerated when any Designated Senior Debt is outstanding, we may not pay the notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to Senior Debt of such Subsidiary Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Debt of U.S. Concrete.

Because of the indenture’s subordination provisions, holders of Senior Debt of U.S. Concrete or the Subsidiary Guarantors may recover disproportionately more than the holders of the notes recover in a bankruptcy or similar proceeding relating to U.S. Concrete or a Subsidiary Guarantor. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the notes.

Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under “Defeasance” will not be subject to the subordination provisions described above.

For a discussion of some of the risks relating to the ranking and subordination of the new notes, see “Risk Factors—Risks Related to the New Notes.”

Subsidiary Guarantees

Our obligations under the indenture, including the repurchase obligation resulting from a Change of Control, are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by all of the existing Domestic Restricted Subsidiaries of U.S. Concrete other than USC LP, Inc. and Beall Investment Corporation, Inc. We will cause any of our nonguarantor Domestic Restricted Subsidiaries created or acquired after the Issue Date that Guarantee other Debt of ours to Guarantee the notes. We also will cause any of our non-Guarantor Foreign Restricted Subsidiaries (whether existing on the Issue Date or created or acquired thereafter), that have Guaranteed or that Guarantee any of our other Debt or any Domestic Restricted Subsidiary, to guarantee the notes. See “Certain Covenants—Future Subsidiary Guarantors.”

The Subsidiary Guarantors currently generate substantially all our revenue. As of June 1, 2004, our subsidiaries that will not be Subsidiary Guarantors at the consummation of this offering (excluding the assets and revenues of their respective subsidiaries that are Subsidiary Guarantors) represented none of our assets and revenues, on a consolidated basis.

If U.S. Concrete or a Subsidiary Guarantor sells or otherwise disposes of either:

(1) its ownership interest in a Subsidiary Guarantor, or

(2) all or substantially all the assets of a Subsidiary Guarantor,

or, if we dissolve a Subsidiary Guarantor, in any case as permitted by the indenture, then such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. Also, if we defease or discharge the notes, as provided in the provisions described under the captions “—Defeasance” and “—Satisfaction and Discharge,” all Subsidiary Guarantors will be released from their obligations under the Subsidiary Guarantees. In addition, if we redesignate a Subsidiary Guarantor as an Unrestricted Subsidiary, which we can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” “—Certain Covenants—Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries” and “—Merger, Consolidation and Sale of Property.”

If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of the other Subsidiary Guarantors must contribute their share of such payments. The other Subsidiary Guarantors’ shares of such payment will be computed based on the proportion that the net worth of the relevant Subsidiary Guarantor represents relative to the aggregate net worth of all the Subsidiary Guarantors combined.

Optional Redemption

Except as set forth below, the new notes will not be redeemable at our option prior to April 1, 2009. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture, at the redemption prices set forth below, plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%

In addition, at any time and from time to time, prior to April 1, 2007, we may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including any Additional Notes) with the proceeds of one or more Equity Offerings, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, notes in an aggregate amount equal to at least 65% of the original aggregate principal amount of the notes issued on the Issue Date (including any Additional Notes) remain outstanding. Any such redemption shall be made within 90 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Sinking Fund

There will be no mandatory sinking fund payments for the new notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, we will:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the trustee, to each holder of notes, at such holder’s address appearing in the Security Register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to provisions of the indenture and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 20 business days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Property of U.S. Concrete and the Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our Property by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The New Credit Facility includes provisions prohibiting us from purchasing any notes at any time before the notes become due and payable or are otherwise required to be repaid or repurchased under terms of the indenture. The New Credit Facility also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility and requires that outstanding debt under that facility be repaid upon the occurrence of certain of the events that would constitute a Change of Control. Other future debt of U.S. Concrete may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of U.S. Concrete is both subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require us to repurchase such notes could cause a default under existing or future debt of U.S. Concrete, even if the Change of Control itself does not, due to the financial effect of such repurchase on U.S. Concrete. Finally, our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to repurchase notes in connection with a Change of Control would result in a default under the indenture. Such a default could, in turn, constitute a default under agreements governing other debt of U.S. Concrete, including the New Credit Facility, and may constitute a default under future debt as well. If such debt constitutes Designated Senior Debt, the subordination provisions in the indenture would likely restrict payment to holders of notes. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the notes. See “Amendments and Waivers.”

Certain Covenants

Limitation on Debt. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1) such Debt is Debt of U.S. Concrete or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

(2) such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of U.S. Concrete evidenced by the outstanding notes and the new notes issued in exchange for the outstanding notes and in exchange for any Additional Notes and (ii) Debt of the Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the outstanding notes and the new notes issued in exchange for the outstanding notes and in exchange for any Additional Notes;

(b) Debt of U.S. Concrete or a Subsidiary Guarantor under Credit Facilities; provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed the greater of (i) $125.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to permanently Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase new notes or Repay other Debt, pursuant to the covenant described under “—Limitation on Asset Sales,” and (ii) the sum of (A) 70% of the book value of the inventory of U.S. Concrete and its Restricted Subsidiaries and (B) 70% of the book value of U.S. Concrete’s fleet of concrete mixer trucks and the accounts receivable of U.S. Concrete and its Restricted Subsidiaries, in each case determined on a consolidated basis as of the most recently ended quarter of U.S. Concrete for which financial statements of U.S. Concrete are available;

(c) Debt of U.S. Concrete or a Subsidiary Guarantor in respect of Capital Lease Obligations and Purchase Money Debt; provided that:

(1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed 10% of U.S. Concrete’s Consolidated Tangible Assets;

(d) Debt of U.S. Concrete owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by U.S. Concrete or any other Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to U.S. Concrete or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof; provided further, however, that such Debt must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the new notes and the Guarantees, as the case may be;

(e) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by U.S. Concrete or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of U.S. Concrete or was otherwise acquired by U.S. Concrete); provided that at the time such Restricted Subsidiary is acquired by U.S. Concrete or otherwise becomes a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, U.S. Concrete would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(f) Debt under Interest Rate Agreements entered into by U.S. Concrete or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of U.S. Concrete or such Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt under Currency Exchange Protection Agreements entered into by U.S. Concrete or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by U.S. Concrete or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by U.S. Concrete or a Restricted Subsidiary in the ordinary course of the financial management of U.S. Concrete or such Restricted Subsidiary and not for speculative purposes;

(i) Debt in connection with one or more standby letters of credit, bankers’ acceptances, performance, appeal, completion, guarantee, tender, bid and surety bonds and other similar instruments issued by or on behalf of or for the benefit of U.S. Concrete or a Restricted Subsidiary in the ordinary course of business or pursuant to workers’ compensation or self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt of U.S. Concrete or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (i) above;

(k) Debt of U.S. Concrete or a Subsidiary Guarantor in an aggregate principal amount outstanding at any one time not to exceed the greater of $15.0 million and 7.5% of Consolidated Tangible Assets;

(l) Debt of U.S. Concrete or any Subsidiary Guarantor consisting of Guarantees of Debt of U.S. Concrete or any Subsidiary Guarantor Incurred under any other clause of this covenant;

(m) Debt of U.S. Concrete or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business or in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided, however, that such Debt is extinguished within five business days; and

(n) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (e) and (j) above.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (m) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, we may, in our sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

For the purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred. Notwithstanding any other provision of this covenant, the maximum amount of Debt that U.S. Concrete and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Restricted Payments. The indenture provides that we shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing;

(b) we could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “Limitation on Debt”; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2004 to the end of the most recently completed fiscal quarter for which financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(2) 100% of the Capital Stock Sale Proceeds at that time; plus

(3) the sum at that time of:

(A) the aggregate net cash proceeds received by U.S. Concrete or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of U.S. Concrete; and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of U.S. Concrete or any Restricted Subsidiary is reduced on U.S. Concrete’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of U.S. Concrete, excluding,

in the case of clause (A) or (B):

(x) any such Debt issued or sold to us or any of our Subsidiaries or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of its employees; and

(y) the aggregate amount of any cash or other Property distributed by U.S. Concrete or any Restricted Subsidiary upon any such conversion or exchange; plus

(4) an amount equal to the sum of:

(A) the net reduction, after the Issue Date, in Investments in any Persons other than U.S. Concrete or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to U.S. Concrete or any Restricted Subsidiary from such Person; and

(B) the portion (proportionate to U.S. Concrete’s direct or indirect equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by U.S. Concrete or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, U.S. Concrete and its Restricted Subsidiaries, as applicable may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, defease, acquire or retire for value its Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of U.S. Concrete (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of U.S. Concrete or an employee stock ownership plan or trust established by U.S. Concrete or any such Subsidiary for the benefit of their employees); provided, however, that

(1) such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments; and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments;

(d) purchase, repurchase, redeem, acquire or retire for value shares of, or options to purchase shares of, Capital Stock of U.S. Concrete or any of its Subsidiaries from current or former officers, directors or employees of U.S. Concrete or any of its Subsidiaries (or permitted transferees or beneficiaries of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that:

(1) the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year; and

(2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments; and

(e) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

Limitation on Liens. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt or other obligations that are contractually senior in right of payment to the notes or the Guarantees) on any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(a) if such Lien secures Senior Subordinated Debt, the notes or the applicable Subsidiary Guarantee are secured on an equal and ratable basis with such Debt; and

(b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the notes or the applicable Subsidiary Guarantee, as the case may be, in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the notes and the Subsidiary Guarantees.

Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The indenture provides that we shall not:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than to secure Senior Debt permitted to be incurred under the indenture); or

(b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock;

other than, in the case of either (a) or (b):

(1) directors’ qualifying shares or Capital Stock required by applicable law to be held by a Person other than U.S. Concrete or a Restricted Subsidiary;

(2) to U.S. Concrete or a Wholly Owned Restricted Subsidiary; or

(3) a disposition of outstanding shares of Capital Stock of a Restricted Subsidiary by U.S. Concrete or a Restricted Subsidiary to another Person; provided, however, that, in the case of this clause (3), such disposition is effected in compliance with the covenant described under “Limitation on Asset Sales” and, to the extent applicable, “Limitation on Restricted Payments.”

Limitation on Asset Sales. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) U.S. Concrete or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to us or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents; and

(c) we deliver an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

Solely for the purposes of clause (b) above of this “Asset Sales” provision, the following will be deemed to be cash:

(x) the assumption by the purchaser of liabilities of U.S. Concrete or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the notes or to the applicable

Subsidiary Guarantee) as a result of which U.S. Concrete and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(y) any securities, notes or other obligations received by U.S. Concrete or any such Restricted Subsidiary from such purchaser to the extent they are promptly converted or monetized by U.S. Concrete or such Restricted Subsidiary into cash (to the extent of the cash received).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by U.S. Concrete or a Restricted Subsidiary, to the extent we or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) (i) to repay outstanding borrowings (but not permanently reduce the commitments) under the revolving credit facility portion of the New Credit Facility as required by the terms of the New Credit Facility or (ii) to Repay Senior Debt of U.S. Concrete or any Subsidiary Guarantor or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to us or an Affiliate of U.S. Concrete);

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary); or

(c) to make any capital expenditure.

Pending the final application of any such Net Available Cash, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Cash in any manner that is not prohibited by the indenture.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of U.S. Concrete for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 360-day period and that shall not have been completed or abandoned will constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed will also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment in identified Additional Assets and that is not actually so invested within 24 months from the end of such 360-day period will also constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), we will be required to make an offer to repurchase (the “Prepayment Offer”) the notes, which offer must be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for repurchase in accordance with the indenture, U.S. Concrete or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” means the product of:

(a) the Excess Proceeds; and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer; and

(2) the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of U.S. Concrete outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring us to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after we are obligated to make a Prepayment Offer as described in the preceding paragraph, we will send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding us and our Subsidiaries as we in good faith believe will enable such holders to make an informed decision with respect to such Prepayment Offer. Any such notice will state, among other things, the purchase price and the repurchase date, which will be, subject to any contrary requirements of applicable law, a business day no earlier than 20 business days nor later than 60 days from the date such notice is mailed.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of that compliance.

The New Credit Facility includes provisions prohibiting us from purchasing any notes at any time before the notes become due and payable or are otherwise required to be repaid or repurchased under terms of the indenture. The New Credit Facility provides that the occurrence of certain of the events that would constitute an Asset Sale would constitute a default under the New Credit Facility and requires that outstanding debt under that facility be repaid on the occurrence of some of the events that would constitute an Asset Sale. Other future debt of U.S. Concrete may contain prohibitions of certain events which would constitute an Asset Sale or require such debt to be repurchased following an Asset Sale. To the extent other debt of U.S. Concrete is both subject to similar repurchase obligations in the event of an Asset Sale and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require us to repurchase such notes could cause a default under our existing or future debt, even if the Asset Sale itself does not, due to the financial effect of such repurchase on U.S. Concrete. Finally, our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to repurchase notes in connection with an Asset Sale would result in a default under the indenture. Such a default could, in turn, constitute a default under agreements governing other debt of U.S. Concrete, including the New Credit Facility, and may constitute a default under future debt as well. If such debt constitutes Designated Senior Debt, the subordination provisions in the indenture would likely restrict payment to holders of notes. Our obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified at any time prior to the occurrence of such Asset Sale with the written consent of the holders of at least a majority in aggregate principal amount of the notes. See “—Amendments and Waivers.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to U.S. Concrete or any other Restricted Subsidiary;

(b) make any loans or advances to U.S. Concrete or any other Restricted Subsidiary; or

(c) transfer any of its Property to U.S. Concrete or any other Restricted Subsidiary.

The foregoing limitations do not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant the indenture and the New Credit Facility);

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by U.S. Concrete;

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below; provided that such restrictions are not materially less favorable, taken as a whole, to the holders of notes than those under the agreement evidencing the Debt so Refinanced;

(D) existing under or by reason of applicable law or governmental regulation; and

(E) that constitute customary restrictions contained in joint venture agreements entered into in the ordinary course of business and in good faith and not otherwise prohibited by the indenture; and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenants described under “Limitation on Debt” and “Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by U.S. Concrete or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) customary restrictions contained in asset sale agreements, stock sale agreements, sale-leaseback agreements and similar agreements limiting the transfer of such Property pending the closing of such sale; and

(E) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Transactions with Affiliates. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of U.S. Concrete (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are set forth in writing and no less favorable to U.S. Concrete or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of U.S. Concrete;

(b) where such Affiliate Transaction involves aggregate payments or value in excess of $2.0 million, the Board of Directors (including, in either case, at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction; and

(c) where such Affiliate Transaction involves aggregate payments or value in excess of $15.0 million, we obtain a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to U.S. Concrete and the Restricted Subsidiaries.

Notwithstanding the foregoing limitation, U.S. Concrete or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between U.S. Concrete and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of U.S. Concrete (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employment agreements and employee benefit plans) for the personal services of officers, directors and employees of U.S. Concrete or any of the Restricted Subsidiaries and the reimbursement of related expenses, so long as, in the case of compensation, the Board of Directors shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of U.S. Concrete or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $2.0 million in the aggregate at any one time outstanding;

(e) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and consistent with industry practice and otherwise in compliance with the terms of the indenture, and which are fair to us and our Restricted Subsidiaries, as applicable, in the judgment of the Board of Directors and are on terms no less favorable to U.S. Concrete or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of U.S. Concrete;

(f) compliance with provisions contained in the charters and bylaws of U.S. Concrete and its Restricted Subsidiaries and any applicable corporate laws, in each case relating to indemnification, and director and officer indemnification agreements entered into in good faith and approved by the Board of Directors;

(g) transactions pursuant to any contract or agreement in effect on the date of the indenture and described in the prospectus, as any such contract or agreement may be amended, modified or replaced (including successive replacements) from time to time, so long as the amended, modified or new contract or agreement, taken as a whole, is no less favorable to U.S. Concrete and the Restricted Subsidiaries than the contract or agreement being amended, modified or replaced, as in effect on the date of the indenture; and

(h) any sale of our Capital Stock (other than Disqualified Stock) to our Affiliates.

Limitation on Layered Debt. The indenture provides that we shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, the indenture provides that no Subsidiary Guarantor shall Guarantee, directly or indirectly, any Debt of U.S. Concrete that is subordinate or junior in right of payment to any Senior Debt unless such Guarantee is expressly subordinate in right of payment to, or ranks equally in right of payment with, the Subsidiary Guarantee of such Subsidiary Guarantor.

Designation of Restricted and Unrestricted Subsidiaries. The indenture provides that the Board of Directors may designate any Subsidiary of U.S. Concrete to be an Unrestricted Subsidiary if U.S. Concrete or a Restricted Subsidiary, as the case may be, is permitted to make such Investment in such Subsidiary and such Subsidiary:

(a) has no Debt other than Non-Recourse Debt; provided, however, that U.S. Concrete or a Restricted Subsidiary may loan, advance, extend credit to, or Guarantee the Debt of an Unrestricted Subsidiary at any time at or after such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the covenant described under “Limitation on Restricted Payments”;

(b) is not party to any agreement, contract, arrangement or understanding with U.S. Concrete or any Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable, taken as a whole, to U.S. Concrete or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of U.S. Concrete;

(c) is a Person with respect to which neither U.S. Concrete nor any Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not Guaranteed or otherwise directly or indirectly provided credit support in the form of Debt for any Debt of U.S. Concrete or its Restricted Subsidiaries.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of U.S. Concrete will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements described in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, the indenture provides that no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither U.S. Concrete nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity on the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary will, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

The indenture provides that the Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) we could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “Limitation on Debt”; and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation;

such filing with the Trustee must be made within 45 days after the end of the fiscal quarter of U.S. Concrete in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of U.S. Concrete’s fiscal year, within 90 days after the end of such fiscal year).

Future Subsidiary Guarantors. The indenture provides that we must cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date and that Guarantees other Debt of U.S. Concrete to execute and deliver to the Trustee a Subsidiary Guarantee. In addition, the indenture provides that we must cause any non-guarantor Domestic or Foreign Restricted Subsidiary (whether in existence on the Issue Date or created or acquired thereafter), which has Guaranteed or which Guarantees any other Debt of U.S. Concrete or any Domestic Restricted Subsidiary, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such nonguarantor Restricted Subsidiary will Guarantee payment of our obligations under the notes on the same terms and conditions as set forth in the Guarantee of such other Debt of U.S. Concrete or any Domestic Restricted Subsidiary given by such nonguarantor Restricted Subsidiary; provided that if such other Debt is by its express terms subordinated in right of payment to the notes, any such Guarantee of such nonguarantor Restricted Subsidiary with respect to such other Debt will be subordinated in right of payment to such nonguarantor Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such other Debt is subordinated to the notes; provided further, however, that any such Guarantee will provide by its terms that it will be automatically and unconditionally released upon the release or discharge of such Guarantee of payment of such other Debt (except a discharge by or as a result of payment under such Guarantee).

Merger, Consolidation and Sale of Property

The indenture provides that we shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into U.S. Concrete) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of related transactions unless:

(a) we shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than U.S. Concrete) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided, however, that if such Person is not a corporation, a corporate Wholly Owned Restricted Subsidiary of such Person becomes a co-issuer of the notes in connection therewith;

(b) the Surviving Person (if other than U.S. Concrete) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance of all the covenants and conditions of the indenture to be performed by us;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of U.S. Concrete, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of related transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of related transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, U.S. Concrete or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “Certain Covenants—Limitation on Debt”; and

(f) we shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions (other than clause (d)) will not apply to any transaction or series of related transactions which constitute an Asset Sale if we have complied with the covenant described under “Certain Covenants—Limitation on Asset Sales.”

The indenture also provides that we shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into U.S. Concrete or such Subsidiary Guarantor or a merger of such Subsidiary Guarantor with or into U.S. Concrete or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of related transactions (other than a sale, transfer, assignment, lease, conveyance or other disposition between or among U.S. Concrete and any Subsidiary Guarantor) unless:

(a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, U.S. Concrete or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, U.S. Concrete or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, we would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “Certain Covenants—Limitation on Debt”; and

(f) we shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions (other than clause (d)) will not apply to any transaction or series of related transactions which constitute an Asset Sale if we have complied with the covenant described under “Certain Covenants—Limitation on Asset Sales.”

Upon the consummation of any transaction effected in accordance with these provisions, the Surviving Person (if U.S. Concrete or a Subsidiary Guarantor, as the case may be, is not the Surviving Person) shall succeed to, and be substituted for, and may exercise every right and power of U.S. Concrete under the indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be). Upon such substitution, and except in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of U.S. Concrete as an entirety or substantially as an entirety); or

(b) a lease;

the predecessor shall be released from its obligations and covenants under the indenture and the notes.

Payments for Consents

The indenture provides that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the indenture requires us to file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Events of Default

Events of Default in respect of the notes include:

(1) failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after written notice is given to us as provided below;

(5) a default under any Debt by U.S. Concrete or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any final judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) (net of any amounts, subject to customary deductibles, that the reputable and creditworthy insurance company shall have not denied coverage under applicable policies) that shall be rendered against U.S. Concrete or any Restricted Subsidiary and that shall not be waived, satisfied, discharged or bonded for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) certain events involving bankruptcy, insolvency or reorganization of U.S. Concrete or any Significant Subsidiary (the “bankruptcy provisions”); and

(8) any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the “guarantee provisions”).

A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify us of the Default and we do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The indenture provides that we must deliver to the Trustee, within 30 days after one of our Officers becomes aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action we are taking or are proposing to take with respect thereto.

If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to U.S. Concrete) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to U.S. Concrete shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree of a court of competent jurisdiction based on acceleration is obtained by the Trustee, the registered holders of at least a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration and its consequences if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the registered holders of at least a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

No Personal Liability of Directors, Officers, Employees and Stockholders

The indenture provides that no director, officer, employee, incorporator or stockholder of U.S. Concrete or any Subsidiary Guarantor, as such, will have any liability for any obligations of U.S. Concrete or any Subsidiary

Guarantor under the notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants, it is the opinion of the SEC that such indemnification is against public policy and is therefore unenforceable.

Amendments and Waivers

Subject to certain exceptions, U.S. Concrete and the Trustee with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the indenture, the notes, and the Subsidiary Guarantees and the registered holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past default or compliance with any provisions of the indenture, the notes and the Subsidiary Guarantees (except a default in the payment of principal, premium, interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of notes that are outstanding). However, without the consent of each holder of a note that is outstanding, no amendment may, among other things,

(1) reduce the amount of notes whose holders must consent to an amendment or waiver;

(2) reduce the rate of, or extend the time for payment of interest on any note;

(3) reduce the principal, or extend the Stated Maturity of, any note;

(4) make any note payable in money other than that stated in the note;

(5) impair the right of any holder of the notes to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes or any Subsidiary Guarantee;

(6) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under “Optional Redemption”;

(7) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer;

(8) at any time after we are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto;

(9) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes; or

(10) make any change in any Subsidiary Guarantee that would adversely affect the holders of the notes (other than releases effected in accordance with the terms of the indenture in effect on the Issue Date).

The indenture, the new notes and the Subsidiary Guarantees may be amended by U.S. Concrete and the Trustee without the consent of any holder of the new notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Surviving Person of the obligations of U.S. Concrete under the indenture or of a Subsidiary Guarantor under the indenture and, if applicable, its Subsidiary Guarantee;

(3) provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(4) add additional Guarantees with respect to the notes or release, terminate or discharge Subsidiary Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture;

(5) secure the notes, add to the covenants of U.S. Concrete for the benefit of the holders of the notes or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder of the notes;

(7) make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions;

(8) comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

(9) provide for the issuance of additional notes in accordance with the indenture; or

(10) evidence and provide for the acceptance of an appointment by a successor trustee.

No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, we are required to mail to each registered holder of the notes at such holder’s address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

We may at any time terminate all our obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. At any time, we may terminate:

(1) its obligations under the covenants described under “Repurchase at the Option of Holders Upon a Change of Control” and “Certain Covenants”;

(2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions described under “Events of Default” above; and

(3) the limitations contained in clause (e) under the first and second paragraphs of “Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

We may exercise our legal defeasance option even if we exercised our covenant defeasance option.

If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “Certain Covenants”), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “Events of Default” above or because of the failure of U.S. Concrete to comply with clause (e) under the first and second paragraphs of “Merger, Consolidation and Sale of Property” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) we irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be;

(b) we deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the notes to be defeased to maturity or redemption, as the case may be;

(c) 91 days pass after the deposit is made, and during the 91-day period, no Default described in clause (7) under “Events of Default” occurs with respect to U.S. Concrete or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on U.S. Concrete;

(f) we deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, we deliver to the Trustee an Opinion of Counsel stating that:

(1) we have received from the Internal Revenue Service a ruling; or

(2) since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, we deliver to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) we deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, noncallable U.S. Government Obligations, or a combination of cash in U.S. dollars and noncallable U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation, for principal, premium and accrued and unpaid interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which U.S. Concrete or any Subsidiary Guarantor is a party or by which U.S. Concrete or any Subsidiary Guarantor is bound;

(3) we have paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Governing Law

The indenture and the new notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wells Fargo Bank, National Association, is the Trustee under the indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by us or any Restricted Subsidiary and used in a Permitted Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary from any Person other than U.S. Concrete or an Affiliate of U.S. Concrete; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,

“control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by U.S. Concrete or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction and including any sale or issuance of the Capital Stock of any Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), of any other Property of U.S. Concrete or any Restricted Subsidiary outside of the ordinary course of business of U.S. Concrete or such Restricted Subsidiary, other than:

(a) any disposition by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

(b) any disposition that constitutes a Permitted Investment or is permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(c) any disposition effected in compliance with the first paragraph of the covenant described under “Merger, Consolidation and Sale of Property”;

(d) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $2.0 million;

(e) the creation of any Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(f) any disposition of surplus, discontinued, damaged or worn-out equipment or other immaterial assets no longer used in the ongoing business of U.S. Concrete and its Restricted Subsidiaries;

(g) any other disposition of cash or Cash Equivalents; and

(h) the trade or exchange by U.S. Concrete or any of its Restricted Subsidiaries of any assets used or useful in U.S. Concrete’s business that are owned or held by U.S. Concrete or such Restricted Subsidiary solely for (1) assets used or useful in U.S. Concrete’s business that are owned or held by another Person or (2) Capital Stock of a Person engaged in a Permitted Business and which, as a result of such transaction, becomes a Restricted Subsidiary of U.S. Concrete, in either case, that the Board of Directors determines to be of approximately equivalent value.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations”; and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

(2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Board of Directors” means the board of directors of U.S. Concrete or any duly authorized committee thereof.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible into or exchangeable for such equity interest.

“Capital Stock Sale Proceeds” means at any date the aggregate cash proceeds received by U.S. Concrete from the issuance or sale (other than to a Subsidiary of U.S. Concrete or an employee stock ownership plan or trust established by U.S. Concrete or any such Subsidiary for the benefit of their employees) by U.S. Concrete of its Capital Stock (other than Disqualified Stock) after the Issue Date and until such date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Obligations maturing not more than one year from the date of acquisition thereof;

(b) Investments in demand deposit accounts, time deposit accounts, certificates of deposit and money market deposits maturing not more than one year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $250.0 million and whose long-term debt is rated, on the date of the Investment, “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with:

(1) a bank meeting the qualifications described in clause (b) above; or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition with a rating, on the date of the Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or at least an equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1) the long-term debt of such state is rated, at the time of the Investment, “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(2) such obligations mature not more than one year from the date of acquisition thereof; and

(f) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of any one or more of clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of U.S. Concrete; provided that for purposes of this clause (a), a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the occurrence of a subsequent condition; and provided further, that such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of U.S. Concrete and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property to a Wholly Owned Restricted Subsidiary), shall have occurred, or U.S. Concrete consolidates with or merges with or into any other Person or any other Person consolidates with or merges with or into U.S. Concrete, in any such event pursuant to a transaction in which the outstanding Voting Stock of U.S. Concrete is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of U.S. Concrete is reclassified into or exchanged for other Voting Stock of U.S. Concrete or Voting Stock of the Surviving Person; and

(2) the holders of the Voting Stock of U.S. Concrete immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of U.S. Concrete or the Surviving Person immediately after such transaction; or

(c) during any period of two consecutive years, beginning after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of U.S. Concrete was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

(d) our stockholders shall have approved any plan of liquidation or dissolution of U.S. Concrete.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for our most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date for which U.S. Concrete consolidated financial statements are available to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of such period U.S. Concrete or any Restricted Subsidiary has Incurred any Debt other than Debt under a revolving credit facility used for working capital purposes in the ordinary course of business that remains outstanding at the end of such period or Repaid any Debt; or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if U.S. Concrete or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period U.S. Concrete or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into U.S. Concrete or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term of at least 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, U.S. Concrete shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent U.S. Concrete and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” means, for any period, without duplication of amounts, the total interest expense of U.S. Concrete and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by U.S. Concrete or its Restricted Subsidiaries during such period:

(a) imputed interest expense with respect to Attributable Debt in respect of Sale and Leaseback Transactions and interest expense attributable to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees but excluding amortization or write-off of deferred financing charges (including amendment fees) Incurred in respect of the initial issuance of the notes or in connection with the entering into of the New Credit Facility;

(c) capitalized interest;

(d) noncash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest expense Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by U.S. Concrete or any Restricted Subsidiary; and

(k) the cash contributions to any employee stock ownership plan or trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than U.S. Concrete) in connection with Debt Incurred by such plan or trust;

provided, however, that Consolidated Interest Expense for any period shall not include any expense resulting from the prepayment of U.S. Concrete’s 12% senior subordinated notes due 2010, which were prepaid with proceeds from the issuance of the outstanding notes, including the make-whole premium thereon and write-off of deferred financing charges thereon.

“Consolidated Net Income” means, for any period, the net income (loss) of U.S. Concrete and its Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP; provided, however, that there shall not be included in the computation of such Consolidated Net Income:

(a) any net income (loss) of any Person (other than U.S. Concrete) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, equity of U.S. Concrete and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to U.S. Concrete or a Restricted Subsidiary as a dividend, advance or other distribution (subject, in any case involving a dividend, advance or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(2) the equity of U.S. Concrete and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual or legally binding prohibitions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to U.S. Concrete or another Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of U.S. Concrete and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (x) the aggregate amount of cash distributed by such Restricted Subsidiary during such period to U.S. Concrete or another Restricted Subsidiary as a dividend or other distribution (subject, in any case involving a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (y) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to U.S. Concrete or another Restricted Subsidiary as a dividend or other distribution (subject, in any case involving a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(2) the equity of U.S. Concrete and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of U.S. Concrete or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any extraordinary gain or loss;

(e) any gain or loss resulting from the prepayment of U.S. Concrete’s 12% senior subordinated notes due 2010, which were prepaid with proceeds from the issuance of the outstanding notes, including the make-whole premium thereon and write-off of deferred financing charges thereon;

(f) the cumulative effect of a change in accounting principles; and

(g) any non-cash compensation expense realized in respect of grants of performance shares, stock options or other rights to officers, directors and employees of U.S. Concrete or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of U.S. Concrete (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to U.S. Concrete or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of U.S. Concrete and its consolidated Restricted Subsidiaries as the total assets (after deducting accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other similar items) of U.S. Concrete and its Restricted Subsidiaries, after deducting therefrom, to the extent otherwise included therein, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of U.S. Concrete immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than U.S. Concrete or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Credit Facilities” means, with respect to U.S. Concrete or any Subsidiary Guarantor, one or more debt or commercial paper facilities with banks or other lenders (including the New Credit Facility) or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing, inventory or other property financing (including through the sale of receivables, inventory or other property to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, or issuance of debt securities to institutional investors, in each case together with any Refinancings thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed; and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred and unpaid purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement to the extent such obligations would appear as a liability upon the balance sheet of such Person prepared in accordance with GAAP (but excluding accrued expenses and trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property at the time of the Incurrence thereof and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person under Interest Rate Agreements.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Debt”; or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means:

(a) any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by U.S. Concrete to the holders or a Representative of the holders of such Senior Debt and in an Officers’ Certificate delivered to the Trustee as “Designated Senior Debt” of U.S. Concrete for purposes of the indenture; and

(b) any Senior Debt outstanding under the New Credit Facility.

“Disqualified Stock” means any Capital Stock of U.S. Concrete or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of U.S. Concrete held by Persons other than a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to U.S. Concrete.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“EBITDA” means, for any period, an amount equal to, for U.S. Concrete and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense;

(3) depreciation;

(4) depletion;

(5) amortization; and

(6) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period); minus

(b) all non-cash items to the extent such items increased Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to U.S. Concrete by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Equity Offering” means any public or private offering of common stock of U.S. Concrete.

“Event of Default” has the meaning set forth under “Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $10.0 million, by any Officer of U.S. Concrete; or

(b) if such Property has a Fair Market Value in excess of $10.0 million, by the Board of Directors of U.S. Concrete acting in good faith.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) the statements and pronouncements of the Financial Accounting Standards Board;

(c) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business;

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment”; or

(3) a Lien on the Property of one Person to secure an obligation of another Person, which obligation the first Person has not assumed, Incurred or otherwise (other than through the operation of such Lien) become liable for.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person providing a Guarantee.

“Hedging Obligation” of any Person means any hedging obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or Commodity Price Protection Agreement.

“holder” means a Person in whose name a note is registered in the Security Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided, further, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Solely for purposes of determining compliance with the covenant described under “Certain Covenants—Limitation on Debt,” the amortization of debt discount shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at any time be the accreted value of such Debt.

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser of national standing; provided that such firm or appraiser is not an Affiliate of U.S. Concrete.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect such Person against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit (other than loans, advances or other extensions of credit to customers in the ordinary course of business) or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “Certain Covenants—Limitation on Restricted Payments” and “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to U.S. Concrete’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of U.S. Concrete at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, U.S. Concrete shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) U.S. Concrete’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to U.S. Concrete’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

The term “Investment” shall also include the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than U.S. Concrete or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Investment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by U.S. Concrete and the other Restricted Subsidiaries. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means March 31, 2004.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction); provided, however, that for the avoidance of doubt, the interest of a Person, owner or lessor under operating leases of Property shall not constitute “Liens” on or in respect of such Property.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means payments received by U.S. Concrete or any Restricted Subsidiary from such Asset Sale in the form of cash or Cash Equivalents (including any (i) payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received in the form of cash or Cash Equivalents and (ii) proceeds from the conversion of any other consideration received when converted into cash or Cash Equivalents), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale (other than with respect to the New Credit Facility), in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by U.S. Concrete or any Restricted Subsidiary after such Asset Sale.

“New Credit Facility” means the credit agreement, dated as of March 12, 2004, by and among U.S. Concrete, Citicorp North America, Inc., as Administrative Agent, and the several banks and other financial institutions or entities from time to time parties thereto, including any notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as any or all such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that Refinances any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures or otherwise.

“Non-Recourse Debt,” with respect to any Person, means Debt of such Person for which the sole legal recourse for collection of principal and interest on such Debt is against the specific property identified in the instruments evidencing or securing such Debt, and such property was acquired with the proceeds of such Debt, or such Debt was Incurred within 365 days after the later of the acquisition, construction, completion or commercial operation of such property.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of U.S. Concrete.

“Officers’ Certificate” means a certificate signed by two Officers of U.S. Concrete, at least one of whom shall be the principal executive officer or principal financial officer of U.S. Concrete, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to U.S. Concrete or the Trustee.

“Permitted Business” means any of the businesses in which U.S. Concrete and the Restricted Subsidiaries are engaged in on the Issue Date and any business that is related, incidental, ancillary or complementary thereto.

“Permitted Investment” means any Investment by U.S. Concrete or a Restricted Subsidiary in:

(a) U.S. Concrete or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Permitted Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, U.S. Concrete or a Restricted Subsidiary; provided that such Person’s primary business is a Permitted Business;

(d) Cash Equivalents;

(e) (i) receivables owing to U.S. Concrete or a Restricted Subsidiary and contracts in progress of U.S. Concrete or any Restricted Subsidiary, in either case if created or acquired in the ordinary course of business, (ii) prepaid expenses and deposits created or made in the ordinary course of business and (iii) endorsements for collection or deposit in the ordinary course of business;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business; provided that such loans and advances do not exceed $2.0 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to U.S. Concrete or a Restricted Subsidiary, or by reason of a composition or readjustment of debts or reorganization of another Person, or in settlement or satisfaction of claims or judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales,” or (B) any disposition of Property not constituting an Asset Sale;

(j) Investments in Permitted Joint Ventures (including in the form of Guarantees of the Debt of a Permitted Joint Venture); provided that the aggregate amount of such Investments made pursuant to this clause (j) shall not exceed the greater of (A) $20.0 million or (B) 10% of Consolidated Tangible Assets at any one time outstanding; and

(k) Hedging Obligations otherwise permitted under the indenture;

(l) any acquisition of assets or Capital Stock solely in exchange for the, or out of the net cash proceeds of a substantially concurrent, issuance of Capital Stock (other than Disqualified Capital Stock) of U.S. Concrete;

(m) memberships in trade or professional associations; and

(n) other Investments made for Fair Market Value that do not exceed $5.0 million in the aggregate outstanding at any one time.

“Permitted Joint Ventures” means any Person which is not a Subsidiary and is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Permitted Business, and the Capital Stock of which is owned by U.S. Concrete or its Restricted Subsidiaries, on the one hand, and one or more other Persons other than U.S. Concrete or an Affiliate of U.S. Concrete, on the other hand.

“Permitted Junior Securities” means:

(a) Capital Stock in U.S. Concrete or any Subsidiary Guarantor of the notes; or

(b) debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture and have a Stated Maturity after (and do not provide for scheduled principal payments prior to) the Stated Maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that, if such Capital Stock or debt securities are distributed in a bankruptcy or insolvency proceeding, such Capital Stock or debt securities are distributed pursuant to a plan of reorganization consented to by each class of Designated Senior Debt.

“Permitted Liens” means:

(a) Liens in favor of U.S. Concrete or any Subsidiary Guarantor;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of U.S. Concrete or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as landlords’, carriers’, vendors’, laborers’, warehousemen’s, mechanics’ or employees’ Liens and similar Liens, on the Property of U.S. Concrete or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of U.S. Concrete or any Restricted Subsidiary Incurred in the ordinary course of business to secure appeal, bid, tender or performance obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds, letters of credit or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of U.S. Concrete and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time U.S. Concrete or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into U.S. Concrete or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of U.S. Concrete or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by U.S. Concrete or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of U.S. Concrete or any other Restricted Subsidiary that is not a Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(g) pledges or deposits by U.S. Concrete or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which U.S. Concrete or any Restricted Subsidiary is party, or to secure public or statutory obligations (including such obligations with respect to self-insurance programs), surety bonds, customs duties and the like, or for the payment of rent, in each case Incurred in the ordinary course of business;

(h) survey exceptions, easements, building or zoning restrictions and such other encumbrances, charges or rights of others against real Property as are of a nature generally existing with respect to properties of a similar character;

(i) licenses or leases or subleases as licensor, lessor or sublessor of any Property of U.S. Concrete or any Restricted Subsidiary, including intellectual property, in the ordinary course of business;

(j) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Obligations;

(k) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt or other obligations of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under the covenant described above under the caption “Certain Covenants—Limitation on Restricted Payments”;

(l) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under clause (6) of “—Events of Default”;

(m) Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

(n) Liens on the Property of U.S. Concrete or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (g), (h) or (m) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (g), (h) or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by U.S. Concrete or such Restricted Subsidiary in connection with such Refinancing; and

(o) Liens not otherwise permitted by clauses (a) through (n) above encumbering Property having an aggregate Fair Market Value not in excess of $5.0 million.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced at the time of the Refinancing;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of U.S. Concrete or a Subsidiary Guarantor; or

(y) Debt of U.S. Concrete or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than U.S. Concrete or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of U.S. Concrete, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of U.S. Concrete, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by U.S. Concrete or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is not Incurred after the date that is 365 days from the date of the acquisition, completion of construction or lease or commercial operation of such Property by U.S. Concrete or such Restricted Subsidiary.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “Certain Covenants—Limitation on Asset Sales” and the definition of “—Consolidated Interest Coverage Ratio,” Debt under a revolving credit facility shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of U.S. Concrete or any Restricted Subsidiary, or to the direct or indirect holders of U.S. Concrete’s Capital Stock (including any payments made to the holders of shares of Capital Stock of U.S. Concrete or any Restricted Subsidiary in connection with any merger or consolidation with or into U.S. Concrete or any Restricted Subsidiary) in their capacity as such, except for any dividend or distribution that is made solely to U.S. Concrete or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by U.S. Concrete or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of U.S. Concrete;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of U.S. Concrete or any Restricted Subsidiary (other than from U.S. Concrete or a Restricted Subsidiary) or any Capital Stock of any direct or indirect parent of U.S. Concrete or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of U.S. Concrete that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of U.S. Concrete other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a subsidiary of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement entered into by U.S. Concrete or any of its Restricted Subsidiaries with any Person providing for the leasing to U.S. Concrete or any Restricted Subsidiary of any Property (except for temporary leases for a term, including any renewal thereof, of not more than 180 days and except for leases between U.S. Concrete and a Restricted Subsidiary or between Restricted Subsidiaries), which Property has been or is to be sold or transferred by U.S. Concrete or such Restricted Subsidiary to such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” of U.S. Concrete means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to U.S. Concrete whether or not post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of U.S. Concrete for borrowed money (including, without limitation, under the New Credit Facility); and

(2) Debt of U.S. Concrete evidenced by notes, debentures, bonds or other similar instruments permitted under the indenture for the payment of which U.S. Concrete is responsible or liable;

(b) all Capital Lease Obligations of U.S. Concrete and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by U.S. Concrete;

(c) all obligations of U.S. Concrete (including, without limitation, under the New Credit Facility);

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(2) under Hedging Obligations; or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of U.S. Concrete and all obligations under any title retention agreement permitted under the indenture; and

(d) all obligations of other Persons of the type referred to in clause (a), (b) or (c) for the payment of which U.S. Concrete is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of U.S. Concrete that is by its terms subordinate or pari passu in right of payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of the indenture;

(C) accounts payable or any other obligations of U.S. Concrete to trade creditors created or assumed by U.S. Concrete in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for federal, state, local or other taxes owed or owing by U.S. Concrete;

(E) any obligation of U.S. Concrete to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of U.S. Concrete.

To the extent that any payment of Senior Debt (whether by or on behalf of U.S. Concrete as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of any Subsidiary Guarantor has a correlative meaning.

“Senior Subordinated Debt” of U.S. Concrete means the notes and any other subordinated Debt of U.S. Concrete that specifically provides that such Debt is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Debt or other obligation of U.S. Concrete which is not Senior Debt. “Senior Subordinated Debt” of any Subsidiary Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of U.S. Concrete within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of U.S. Concrete or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

Unless otherwise specified, “Subsidiary” means a subsidiary of U.S. Concrete.

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “Certain Covenants—Future Subsidiary Guarantors” or who otherwise executes and delivers a supplemental indenture to the Trustee providing for a Subsidiary Guarantee.

“Subsidiary Guarantee” means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of U.S. Concrete’s obligations with respect to the notes.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “Certain Covenants—Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of U.S. Concrete or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of U.S. Concrete that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by U.S. Concrete and its other Wholly Owned Subsidiaries.

Book-Entry System

The new notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a Global Security, the DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the new notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with the DTC (“participants”) or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on new notes represented by a Global Security will be made in immediately available funds to the DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the new notes represented thereby for all purposes under the indenture. We have been advised by the DTC that upon receipt of any payment of principal of or interest on any Global Security, the DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by the DTC or a nominee of the DTC to a nominee of the DTC or to the DTC. A Global Security is exchangeable for certificated new notes only if:

(a) the DTC notifies U.S. Concrete that it is unwilling or unable to continue as a depositary for such Global Security or if at any time the DTC ceases to be a clearing agency registered under the Exchange Act;

(b) U.S. Concrete in its discretion at any time determines not to have all the new notes represented by such Global Security; or

(c) there shall have occurred and be continuing a Default or an Event of Default with respect to the new notes represented by such Global Security.

Any Global Security that is exchangeable for certificated new notes pursuant to the preceding sentence will be exchanged for certificated new notes in authorized denominations and registered in such names as the DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated new notes,

(a) certificated new notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

(b) payment of principal of, and premium, if any, and interest on, the certificated new notes will be payable, and the transfer of the certificated new notes will be registrable, at our office or agency maintained for such purposes; and

(c) no service charge will be made for any registration of transfer or exchange of the certificated new notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as the DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, the DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Security for all purposes under the indenture and the new notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the new notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered to be the owners or holders of any new notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of the DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, the DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The DTC has advised us that the DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own the DTC. Access to the DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or the initial purchasers will have any responsibility for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

The Company, the Subsidiary Guarantors and the initial purchasers entered into a registration rights agreement on the closing date of the offering of the outstanding notes. In the registration rights agreement, the Company and the Subsidiary Guarantors agreed to use commercially reasonable efforts to prepare and file a registration statement relating to the exchange offer or a shelf registration statement with the SEC and to use their respective commercially reasonable efforts to have it declared effective within 180 days after issuing the outstanding notes. The Company and the Subsidiary Guarantors also agreed to use their best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer for the outstanding notes open for a period of not less than 20 business days and to cause the exchange offer to be consummated no later than the 45th business day after the exchange offer registration statement is declared effective by the SEC. We are conducting this exchange offer pursuant to the terms and conditions we agreed to in the registration rights agreement. See “The Exchange Offer” for further information about the exchange offer.

In general, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax considerations relating to the acquisition, ownership or disposition of the new notes which does not purport to be a complete analysis of all such tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, rulings and pronouncements of the Internal Revenue Service, and judicial decisions existing as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences that are not the same as those that are set out below. We have not sought any ruling from the Internal Revenue Service regarding the statements that we make in the following discussion, and we cannot assure you that the Internal Revenue Service will agree with such statements.

This summary assumes that the new notes are held as capital assets by persons who receive the new notes in exchange for outstanding notes pursuant to the offer that is made by this prospectus. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder’s particular circumstances or of special rules, such as those that apply to holders who are subject to the alternative minimum tax, banks, tax exempt organizations, certain foreign corporations, insurance companies, dealers or traders in securities or commodities, financial institutions, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, or persons who will hold the new notes as a position in a “straddle,” “conversion transaction” or other hedging transaction. If a partnership holds new notes, then the income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences.

This discussion of certain United States federal income tax considerations is for general information only and is not tax advice. We urge you to consult your tax advisor for advice regarding the application of United States federal tax laws to your particular situation as well as to any tax consequences under the laws of any state, local, foreign or other taxing jurisdiction and under any applicable tax treaty.

Exchange Offer

The receipt of new notes in exchange for outstanding notes pursuant to the offer that is made by this prospectus will not constitute a taxable exchange. As a result, you should not recognize a taxable gain or loss as a result of receiving new notes in exchange for your outstanding notes, the holding period of the new notes should include the holding period of the outstanding notes exchanged therefor and the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before the exchange.

Consequences to U.S. Holders

The following is a summary of certain United States federal income tax considerations that will apply to you if you are a U.S. holder of the new notes. For these purposes, a “U.S. holder” is a beneficial owner of a new note who is a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Stated interest on the new notes will be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for federal income tax purposes. In certain circumstances (see

“Description of New Notes—Optional Redemption” and “Description of New Notes—Repurchase at the Option of Holders Upon a Change of Control”), we may pay amounts on the new notes that are in excess of stated interest or principal of the new notes. We believe that as to each such contingent payment that the possibility that such contingent payment will be made is remote and will not therefore affect the timing or amount of interest income that you recognize until any such additional payment is made or that such contingent payment does not have any such effect under the applicable regulations. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to recognize additional income on your new notes and to treat as ordinary income, rather than as capital gain, any income that you recognize on the taxable disposition of a new note before the resolution of the contingencies.

Sale, Exchange, Redemption or Other Disposition of New Notes

You will generally recognize gain or loss on the sale, exchange, redemption or other disposition of a new note that is equal to the difference between the amount realized (less an amount that will be taxable as ordinary income that is attributable to any accrued and unpaid interest on the new note that you have not previously included in income) and your adjusted tax basis in the new note. Any gain or loss that is recognized on the disposition of a new note will be capital gain or loss, and will be a long-term capital gain or loss if you have held the new note for more than one year. If you are not a corporation, then any long-term capital gain will be subject to United States federal income tax at a reduced rate. Your ability to deduct capital losses is subject to statutory limitations.

Information Reporting and Backup Withholding

In general, information reporting is required as to certain payments of principal and interest on the new notes and on the proceeds of the disposition of a new note unless you are a corporation or other exempt person.

In addition, you will be subject to a backup withholding tax if you are not exempt and you fail to furnish your taxpayer identification number (which, for an individual, is ordinarily his or her social security number), you furnish an incorrect taxpayer identification number, you are notified by the IRS that you have failed to report properly payments of interest or dividends, or you fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding. Any amount that is withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided that you timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income tax considerations that apply to a beneficial owner of new notes who is an individual but who is not a citizen or resident of the United States, within the meaning of Section 7701(b) of the Internal Revenue Code (a “nonresident alien”), or who is a foreign corporation as to the United States, within the meaning of Section 7701(a) of the Internal Revenue Code. If you are not a U.S. holder, a nonresident alien or such a foreign corporation, then you should discuss the United States federal income tax consequences of owning and disposing of a new note with your tax advisor.

Under the portfolio interest exemption, interest on a new note that you receive will not be subject to United States federal income tax or withholding if the interest is not effectively connected with the conduct of a trade or business in the United States by you and you:

•	do not own, actually or constructively, within the meaning of Section 871(h)(3)(C) of the Internal Revenue Code, 10% or more of the total combined voting power of all classes of our voting stock;

•	are not a bank whose receipt of interest on a new note is described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	are not a controlled foreign corporation that is related, within the meaning of Section 864(d)(4) of the Internal Revenue Code, to us; and

the United States person who would otherwise be required to deduct and withhold tax from the interest payment receives a statement (which meets the requirements of Section 871(h)(5) of the Internal Revenue Code and the applicable Treasury regulations) that such person is not a United States person. Such a statement may be provided by you on a properly completed IRS Form W-8BEN or by certain other persons who have received certain information from you. If the portfolio interest exemption is not available to you, then the interest on a new note may be subject to United States federal income tax (which may be collected by withholding) at a rate of 30 percent or any lower rate that is available under any applicable income tax treaty.

Interest on a new note that is effectively connected with the conduct of a trade or business in the United States by you is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to United States federal income tax on such interest and on any effectively connected gain on the disposition of the new note on a net income basis at rates that are applicable to a United States person generally. In addition, if you are a foreign corporation, then you will also be subject to any applicable branch profits tax on such interest and on any such gain.

You will not be subject to United States federal income tax on any gain realized on the disposition of a new note unless the gain is effectively connected with your conduct of a trade or business in the United States or, if you are an individual, you are present in the United States for 183 days or more in the taxable year in which the disposition occurs and certain other conditions are met.

You will not be subject to backup withholding with respect to payments of principal or interest on a new note if you are exempt from withholding tax on interest by reason of the portfolio interest exemption. However, information reporting on IRS Form 1042-S will generally apply to interest payments.

Payments of the proceeds from a disposition of a new note that you make to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition of a new note that you make to or through the United States office of a broker is generally subject to information reporting and backup withholding unless, in the case of backup withholding, you certify as to your taxpayer identification number or otherwise establish an exemption from information reporting and backup withholding.

You should consult your own tax advisor regarding the application of withholding and backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding. Any amount that is withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided that you timely provide certain information to the IRS.

The discussion above does not address all aspects of United States federal income taxation or withholding that may be relevant to a beneficial owner of a new note. You should consult your own tax advisor for specific advice concerning the United States federal income tax considerations as to the ownership and disposition of a new note.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act or an affiliate of a subsidiary guarantor;

•	a broker-dealer that acquired outstanding notes directly from us or a subsidiary guarantor; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement.

If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of new notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes being exchanged were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of completion of this exchange offer and ending on the close of business one year after the completion of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal, attached as an exhibit to this prospectus, states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the completion of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes or holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering of the new notes, will be passed upon for us by Baker Botts L.L.P., Houston, Texas, counsel for U.S. Concrete, Inc.

EXPERTS

Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference to the U.S. Concrete, Inc. Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Our audited consolidated financial statements as of and for the years ended December 31, 1999, 2000 and 2001 have been audited by Arthur Andersen LLP, our previous independent public accountants, as indicated in its report with respect thereto dated February 26, 2002. On May 21, 2002, we dismissed Arthur Andersen LLP as our independent public accountants. Investors in the new notes will not be able to recover against Arthur Andersen LLP for any claims they may have under securities or other laws as a result of Arthur Andersen LLP’s activities during the period in which it acted as our independent public accountants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the NASDAQ. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

We have incorporated by reference information into this prospectus, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1, our quarterly report on Form 10-Q for the quarter ended March 31, 2004, as amended by Amendment No. 1, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than information deemed to be furnished and not filed with the SEC), until the exchange offer expires or is terminated.

You may request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

U.S. Concrete, Inc.

2925 Briarpark, Suite 500

Houston, Texas 77042

Telephone: (713) 499-6200

Attention: Corporate Secretary

U.S. Concrete, Inc.

Offer to Exchange

Registered 8 3/8% Senior Subordinated Notes due 2014

for all outstanding

8 3/8% Senior Subordinated Notes due 2014

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

Delaware corporations

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any repeal or modification of such provisions shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our Restated Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Our Second Amended and Restated Bylaws (“Bylaws”) contain indemnification rights for our directors and our officers. Specifically, the Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted or allowed by the laws of the State of Delaware as it presently exists or as it may hereafter be amended. Further, we may maintain insurance to protect us and any of our directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss. We may also enter into indemnity agreements with persons who are members of our Board of Directors, our elected officers and with other persons as the Board of Directors may designate.

We have entered or will enter into indemnity agreements (“Indemnity Agreements”) with each of our present and future directors and officers (individually, the “Indemnitee” and collectively, the “Indemnitees”). Each provides for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent permitted by Delaware law. More specifically, each Indemnity Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee (including the Indemnitee’s estate, heirs, executors and administrators) is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that we have the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) that an indemnitee, in his discretion, may request either the Disinterested Directors (as defined in the Indemnity Agreements) make the determination of entitlement to indemnification or request that Independent Counsel (as defined in the Indemnity Agreements) make such a determination, (v) that an Indemnitee may choose a mechanism through which an Indemnitee may seek court relief in the event it is determined that the Indemnitee would not be entitled to be indemnified and (vi) that an Indemnitee is entitled to indemnification against all expenses (including attorneys’ fees) incurred in seeking to collect an indemnity claim or advancement of expenses from us.

Indemnitees’ rights under the Indemnity Agreements are not exclusive of any other rights they may have under Delaware Law, directors’ and officers’ liability insurance, our Bylaws or otherwise. However, the Indemnity Agreements do prevent double payment.

If, in the future, because of changes in Delaware law or otherwise, we determine that the Indemnity Agreements do not provide indemnification to the fullest extent of the Delaware law, we intend to amend such agreements, or enter into new agreements with directors and officers, to provide, in our judgment, for full indemnification.

We believe that the Bylaws and the Indemnity Agreements are largely confirmatory of Delaware law. However, the provisions of the Bylaws and the Indemnity Agreements apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. In addition, the contract right explicitly created in the Indemnity Agreements gives the Indemnitee protection against a subsequent, adverse change in the indemnification provisions of our Bylaws, such as might occur in the event of a Change of Control (as defined in the Indemnity Agreements). Furthermore, under the Delaware Law, the advance of litigation expenses is discretionary; under the Indemnity Agreements, such advance is mandatory absent a special determination to the contrary. Litigation expenses incurred by an Indemnitee in a proceeding to seek recovery of amounts due under the Indemnity Agreement are recoverable under the Indemnity Agreement if the Indemnitee is successful in whole or in part. In the absence of the Indemnity Agreement, such expenses might not have been recoverable.

The following registrants are also corporations incorporated under the laws of the state of Delaware: Ready Mix Concrete Company of Knoxville, San Diego Precast Concrete, Inc., Smith Pre-Cast, Inc., Titan Concrete Industries, Inc., B.W.B., Inc. of Michigan, Central Concrete Corp., Concrete XXX Acquisition, Inc., Concrete XXIX Acquisition, Inc., USC Atlantic, Inc., USC Michigan, Inc., USC GP, Inc. and Wyoming Concrete Industries, Inc. The certificates of incorporation and the bylaws of each of these corporations authorize the corporation to indemnify any person entitled to indemnification under the Delaware General Corporation Law, to the fullest extent authorized by such law. The bylaws allow the corporation to purchase and maintain insurance on behalf of any director, officer, agent or employee regardless of whether the corporation would have the power to indemnify such person against the insured liability.

Delaware limited liability company

Builder’s Redi-Mix, LLC is a limited liability company organized under the laws of the State of Delaware. The Delaware Limited Liability Company Act provides that a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company Operating Agreement of Builder’s Redi-Mix provides that: (a) any member, any director and any officer, employee or agent of the company, in the performance of his, her or its duties, shall be fully protected in relying in good faith on information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more members, directors, officers or employees of the company; or (ii) legal counsel, public accountants, or other persons which he, she or it reasonably believes have professional or expert competence; and (b) no member (or officer, director, employee or shareholder of a member), director or officer shall be liable for damages to the company or any member with respect to claims relating to his, her or its conduct for or on behalf of the company, except that any of the foregoing persons shall be liable to the company for damages to the extent that it is proved by clear and convincing evidence (i) that his, her or its conduct (A) was not taken in good faith or in a manner reasonably believed to be in or not opposed to the best interests of the Company, or (B) constituted gross negligence or intentional misconduct; or (ii) with respect to any criminal action, proceeding or investigation, he, she or it had reasonable cause to believe his, her or its conduct was unlawful.

Texas corporations

Beall Industries, Inc. and Beall Management, Inc. are corporations organized under the laws of the State of Texas. Article 2.02-1 of the Texas Business Corporation Act (“TBCA”) permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. However, such reimbursement of reasonable expenses is limited to those actually incurred where (a) a person is found liable on the basis that a personal benefit was improperly received or (b) the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under Article 2.02-1 of the TBCA.

The articles of incorporation and the bylaws of Beall Management, Inc. allow the corporation to indemnify directors and officers to the fullest extent provided by the TBCA. The articles of incorporation and bylaws of Beall Industries, Inc. contain similar provisions but prohibit any indemnification in proceedings in which the person is found liable of improperly receiving a personal benefit. The bylaws of Beall Industries, Inc. authorize the corporation to purchase insurance for indemnification purposes, regardless of whether or not the corporation would have the power to indemnify the person under the provisions contained in the bylaws.

Texas limited partnerships

Beall Concrete Enterprises, Ltd. and USC Management Co., L.P. are limited partnerships organized under the laws of the State of Texas. Their partnership agreements provide that they shall indemnify and hold harmless each general partner and each other indemnitee designated by the general partner to the maximum extent provided in the Texas Revised Limited Partnership Act. That act allows a Texas limited partnership to indemnify anyone who was, is or is threatened to be made a defendant or respondent in a proceeding and allows a limited partnership to purchase and maintain liability insurance. The partnership agreement of each of these entities provides that it may purchase and maintain insurance on behalf of any one or more indemnitees and other persons as the general partner shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the partnership, whether or not the partnership would have the power to indemnify such person against such liability.

California corporations

Each of American Concrete Products, Inc., Sierra Precast, Inc., Central Concrete Supply Co., Inc. and Central Precast Concrete, Inc. is organized as a corporation under the laws of the State of California. Section 204 of the California Corporations Code provides that a corporation may set forth in its articles of incorporation provisions (a) eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, as set forth in Section 309 of the California Corporations Code, so long as such indemnification is subject to certain limitations and conditions as provided therein and (b) authorizing, whether by bylaw, agreement or otherwise, the indemnification of agents in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, so long as such indemnification is subject to the limitations and conditions specified therein. Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. This section also provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Finally, a California corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317 of the California Corporations Code.

The bylaws of American Concrete Products, Inc. provide that the corporation may indemnify any director, officer, agent or employee to the fullest extent permitted by Section 317 of the California Corporations Code and also allow the corporation to purchase and maintain insurance on behalf of any director, officer, agent or employee whether or not the corporation would have the power to indemnify such person against the insured liability.

The bylaws of Sierra Precast, Inc. provide that the corporation may indemnify any director, officer, agent or employee to the fullest extent permitted by Section 317 of the California Corporations Code and to purchase and maintain insurance on behalf of any director, officer, agent or employee whether or not the corporation would have the power to indemnify such person against the insured liability. The articles of incorporation of Sierra Precast, Inc. allow the corporation to indemnify agents for breach of duty to the corporation and stockholders through provisions in the bylaws or agreements with the agents in excess of the indemnification permitted by Section 317 of the California Corporations Code, subject to the limits on excess indemnification set forth in Section 204 of the California Corporations Code.

The bylaws of Central Concrete Supply Co., Inc. provide that the corporation may indemnify any director, officer, agent or employee to the fullest extent permitted by Section 317 of the California Corporations Code. The articles of incorporation of Central Concrete Supply Co., Inc. allow the corporation to indemnify agents for breach of duty to the corporation and stockholders through provisions in the bylaws or agreements with the agents in excess of the indemnification permitted by Section 317 of the California Corporations Code, subject to the limits on excess indemnification set in Section 204 of the California Corporations Code.

The bylaws of Central Precast Concrete, Inc. provide that it may indemnify any director, officer, agent or employee to the fullest extent permitted by Section 317 of the California Corporations Code. The bylaws further provide that Central Precast Concrete, Inc. may advance expenses incurred in defending any proceeding prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer or other agent to repay that amount if it shall be determined ultimately that the such agent is not entitled to be indemnified pursuant to the California Corporations Code.

Oklahoma corporation

Atlas-Tuck Concrete, Inc. is organized under the laws of the state of Oklahoma. Under the Oklahoma General Corporation Act, a corporation must indemnify an officer or director against the expenses which such officer or director has actually and reasonably incurred if he is successful on the merits or otherwise in the defense of any action (a) brought by reason of such person being or having been a director or officer of the corporation, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, other than an action by or in the right of the corporation or (b) by or in the right of the corporation brought by reason of the person seeking indemnification being or having been a director or officer of the corporation, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of the corporation. In either case, however, no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. An Oklahoma corporation may indemnify each of its officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding described in (a) above, as long as the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action, the person seeking indemnification must have had no reasonable cause to believe that his conduct was unlawful. An Oklahoma corporation is further permitted to indemnify each of its officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action described in (b) above.

Michigan corporations

AFTM Corporation and Superior Materials, Inc. are both organized under the laws of the State of Michigan. Under the Michigan Business Corporation Act, a corporation is permitted to indemnify any person who was, is or is threatened to be made a party to any proceeding, other than an action, suit or proceeding by or in the right of the corporation, by reason of the fact that he or she was serving as a director, officer, employee or agent of the corporation or serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, whether domestic or foreign, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, and judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred by him or her in connection with the proceeding if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification may be made without judicial approval with respect to a claim, issue, or matter in which the person acting in an indemnified capacity has been found liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against the expenses the officer or director has actually and reasonably incurred.

The provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation’s articles of incorporation, its bylaws or a contractual arrangement. In addition, the Michigan Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him.

The bylaws of AFTM Corporation provide for the indemnification of officers, directors, employees and agents of the corporation to the fullest extent permitted by Michigan law and authorize AFTM Corporation to purchase and maintain insurance on behalf of any person for the purpose of satisfying AFTM Corporation’s indemnification obligations under its bylaws.

The bylaws of Superior Materials, Inc. provide for indemnification of officers and directors, to the fullest extent permitted by Michigan law. Additionally, Superior Materials, Inc. may, by action of its board of directors, indemnify its employees and agents to the same extent as it indemnifies its directors and officers. Under its bylaws, Superior Materials, Inc. may purchase and maintain insurance on behalf of any person for the purpose of satisfying the company’s indemnification obligations under its bylaws.

New Jersey corporation

Eastern Concrete Materials, Inc. is organized under the laws of the state of New Jersey. Under Section 14A:3-5 of the New Jersey Business Corporation Act, a corporation is required to indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding (a) involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation or (b) by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if in either case he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The New Jersey Business Corporation Act also provides that a corporation may indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent described in (a) above if (i) the corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. A New Jersey corporation also may indemnify a corporate agent against his expenses in connection with any proceeding described in (b) above unless the corporate agent is adjudged to be liable to the corporation. In that case, the corporation may indemnify the agent only to the extent that the Superior Court of New Jersey or the court in which the proceeding was brought determines that despite the adjudication of liability, but in view of all circumstances of the case, the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper.

District of Columbia corporation

Superior Concrete Materials, Inc. is organized under the laws of the District of Columbia. The District of Columbia Business Corporation Act provides that a corporation organized under the laws of the District of Columbia has the right to indemnify any and all directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation or of such other corporation, except in relation to matters as to which any such director or officer or former director or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty.

This discussion is a general summary of indemnification provisions of the laws of jurisdictions of the registrants’ respective organization, and, where indicated, indemnification provisions contained in the registrants’ formational or organizational documents. These summaries are qualified in all respects by the specific and detailed provisions of the state and other jurisdictional laws and the formational or organizational documents summarized.

ITEM 21.    Exhibits

Exhibit No.		Exhibit

3.1*	—	Restated Certificate of Incorporation of U.S. Concrete (Form S-1 (Reg. No. 333-74855), Exhibit 3.1).

3.2*	—	Amended and Restated Bylaws of U.S. Concrete, as amended (Post Effective Amendment No. 1 to Form S-3 (Reg. No. 333-42860), Exhibit 4.2).

3.3*	—	Certificate of Designation of Junior Participating Preferred Stock (Form 10-Q for the quarter ended June 30, 2000 (File No. 000-26025), Exhibit 3.3).

3.4(a)**	—	Articles of Incorporation of T.A.C. Two, Inc. (now AFTM Corporation).

3.4(b)**	—	Certificate of Amendment to the Articles of Incorporation of T.A.C. Two, Inc. (now AFTM Corporation).

3.4(c)**	—	Bylaws of T.A.C. Two, Inc. (now AFTM Corporation).

3.5(a)**	—	Articles of Incorporation of American Concrete Products, Inc.

3.5(b)**	—	Bylaws of American Concrete Products, Inc.

3.6(a)**	—	Articles of Incorporation of Atlas-Tuck Concrete, Inc.

3.6(b)**	—	Certificate of Increase of Capital Stock of Atlas-Tuck Concrete, Inc.

3.6(c)**	—	Amended Articles of Incorporation of Atlas-Tuck Concrete, Inc., filed October 1, 1964.

3.6(d)**	—	Amended Articles of Incorporation of Atlas-Tuck Concrete, Inc., filed June 21, 1973.

3.6(e)**	—	Bylaws of Atlas-Tuck Concrete, Inc.

3.7(a)**	—	Certificate of Limited Partnership of Beall Concrete Enterprises, Ltd.

3.7(b)**	—	Agreement of Limited Partnership of Beall Concrete Enterprises, Ltd.

3.8(a)**	—	Articles of Incorporation of Beall Industries, Inc.

3.8(b)**	—	Bylaws of Beall Industries, Inc.

3.9(a)**	—	Articles of Incorporation of Beall Management, Inc.

3.9(b)**	—	Bylaws of Beall Management, Inc.

3.10(a)**	—	Limited Liability Company Certificate of Formation of Builders’ Redi-Mix, LLC.

3.10(b)**	—	Operating Agreement of Builders’ Redi-Mix, LLC.

3.11(a)**	—	Certificate of Incorporation of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.11(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.11(c)**	—	Bylaws of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.12(a)**	—	Certificate of Incorporation of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

3.12(b)**	—	Certificate of Merger of Central Industries Red Bank Inc. and Central Concrete Corp. with and into Concrete XXV Acquisition, Inc.

3.12(c)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

3.12(d)**	—	Bylaws of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

Exhibit No.		Exhibit

3.13(a)**	—	Amended and Restated Articles of Incorporation of Central Concrete Supply Co., Inc.

3.13(b)**	—	Plan of Reorganizations and Agreement of Recapitalization and Agreement of Merger by and between Central Concrete Supply Co., Inc., its shareholders, Central Transport Inc. and its shareholders.

3.13(c)**	—	Agreement of Merger between Central Concrete Acquisition, Inc. and Central Concrete Supply Co., Inc.

3.13(d)**	—	Agreement of Merger between Central Concrete Supply Co, Inc., Bay Cities Building Materials Co., Inc., Walker’s Concrete Inc. and B.C.B.M. Transport, Inc.

3.13(e)**	—	Bylaws of Central Concrete Supply Co., Inc., as amended.

3.14(a)**	—	Certificate of Incorporation of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.14(b)**	—	Certificate of Merger of Concrete XXII Acquisition, Inc. and Wyoming Concrete Industries, Inc.

3.14(c)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.14(d)**	—	Bylaws of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.15(a)**	—	Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.).

3.15(b)**	—	Certificate of Amendment of Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.), filed March 27, 1981.

3.15(c)**	—	Certificate of Amendment of Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.), filed December 29, 2000.

3.15(d)**	—	Bylaws of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.).

3.16(a)**	—	Certificate of Incorporation of Concrete XXIX Acquisition, Inc.

3.16(b)**	—	Bylaws of Concrete XXIX Acquisition, Inc.

3.17(a)**	—	Certificate of Incorporation of Concrete XXX Acquisition, Inc.

3.17(b)**	—	Bylaws of Concrete XXX Acquisition, Inc.

3.18(a)**	—	Certificate of Incorporation of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18(b)**	—	Certificate of Merger of Baer Enterprises, Inc. into Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18(c)**	—	Certificate of Amendment to Certificate of Incorporation of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.), filed November 8, 1993.

3.18(d)**	—	Certificate of Merger of Baer Acquisition Inc. with and into Baer Concrete, Incorporated.

3.18(e)**	—	Certificate of Merger of Eastern Concrete Materials, Inc. and Baer Concrete, Incorporated.

3.18(f)**	—	Bylaws of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18(g)**	—	Amendment to the Bylaws of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.19(a)**	—	Certificate of Incorporation of Concrete X Acquisition, Inc. (now Ready Mix Concrete Company of Knoxville).

3.19(b)**	—	Certificate of Merger of Ready Mix Concrete Company of Knoxville with and into Concrete X Acquisition, Inc.

Exhibit No.		Exhibit

3.19(c)**	—	Bylaws of Concrete X Acquisition, Inc. (now Ready Mix Concrete Company of Knoxville).

3.20(a)**	—	Certificate of Incorporation of Concrete XII Acquisition, Inc. (now San Diego Precast Concrete, Inc.).

3.20(b)**	—	Certificate of Merger of San Diego Precast Concrete, Inc. with and into Concrete XII Acquisition, Inc.

3.20(c)**	—	Bylaws of Concrete XII Acquisition, Inc. (now San Diego Precast Concrete, Inc.).

3.21(a)**	—	Restated Articles of Incorporation of Sierra Precast, Inc.

3.21(b)**	—	Amended and Restated Bylaws of Sierra Precast, Inc.

3.22(a)**	—	Certificate of Incorporation of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc).

3.22(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc.).

3.22(c)**	—	Certificate of Merger of Smith Pre-Cast, Inc. with and into Smith Pre-Cast, Inc.

3.22(d)**	—	Bylaws of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc).

3.23(a)**	—	Articles of Incorporation of Opportunity Concrete Corporation (now Superior Concrete Materials, Inc.).

3.23(b)**	—	Agreement and Plan of Merger of OCC Acquisition Inc. with and into Opportunity Concrete Corporation.

3.23(c)**	—	Articles of Amendment to the Articles of Incorporation of Opportunity Concrete Corporation.

3.23(d)**	—	Bylaws of Opportunity Concrete Corporation (now Superior Concrete Materials, Inc.).

3.23(e)**	—	Amendment to the Bylaws of Superior Concrete Materials, Inc.

3.24(a)**	—	Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.).

3.24(b)**	—	Certificate of Amendment to the Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.), filed June 6, 1988.

3.24(c)**	—	Certificate of Amendment to the Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.), filed April 22, 2002.

3.24(d)**	—	Certificate of Merger between Cornillie Fuel & Supply Inc., E.B. Metzen, Inc., Superior Redi-Mix, Inc. (now Superior Materials, Inc.), Fendt Transit Mix, Inc. and Premix Concrete Corp.

3.24(e)**	—	Certificate of Merger between Concrete XX Acquisition, Inc. and Superior Materials, Inc.

3.24(f)**	—	Bylaws of Superior Redi-Mix, Inc. (now Superior Materials, Inc.).

3.24(g)**	—	Amendment to Bylaws of Superior Materials, Inc.

3.25(a)**	—	Certificate of Incorporation of Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.25(b)**	—	Certificate of Merger of Carrier Excavation and Foundation Company with and into Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.25(c)**	—	Certificate of Merger of Olive Branch Ready Mix, Inc. with and into Carrier Excavation and Foundation Company.

3.25(d)**	—	Certificate of Amendment of Certificate of Incorporation of Carrier Excavation and Foundation Company.

Exhibit No.		Exhibit

3.25(e)**	—	Bylaws of Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.26(a)**	—	Certificate of Incorporation of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.26(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.26(c)**	—	Bylaws of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.27(a)**	—	Certificate of Incorporation of USC GP, Inc.

3.27(b)**	—	Bylaws of USC GP, Inc.

3.28(a)**	—	Certificate of Limited Partnership of USC Management Co., L.P.

3.28(b)**	—	Agreement of Limited Partnership of USC Management Co., L.P.

3.29(a)**	—	Certificate of Incorporation of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

3.29(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

3.29(c)**	—	Bylaws of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

4.1*	—	Form of certificate representing common stock (Form S-1 (Reg. No. 333-74855), Exhibit 4.3).

4.2*	—	Rights Agreement by and between U.S. Concrete and American Stock Transfer & Trust Company, including form of Rights Certificate attached as Exhibit B thereto (Form S-1 (Reg. No. 333-74855), Exhibit 4.4).

4.3*	—	Credit Agreement, dated as of March 12, 2004, among U.S. Concrete, the Lenders and Issuers named therein and Citicorp North America, Inc., as administrative agent (Form 10-K for the year ended December 31, 2003 (File No. 000-26025), Exhibit 4.8).

4.4*	—	Registration Rights Agreement dated as of March 31, 2004 by and among U.S. Concrete, Inc., the Guarantors, Citigroup Global Markets Inc. and Banc of America Securities LLC as representatives of the Initial Purchasers. (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.4).

4.5*	—	Indenture among U.S. Concrete, Inc., the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, dated as of March 31, 2004, for 8 3/8% Senior Subordinated Notes due 2014. (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.5).

4.6*	—	Form of Note (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.6).

4.7*	—	Notation of Guarantee by the Subsidiary Guarantors dated March 31, 2004. (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.7).

5.1**	—	Opinion of Baker Botts L.L.P.

5.2**	—	Opinion of General Counsel of U.S. Concrete.

10.1*†	—	1999 Incentive Plan of U.S. Concrete (Form S-1 (Reg. No. 333-74855), Exhibit 10.1).

10.2*	—	2001 Employee Incentive Plan of U.S. Concrete, Inc. (Form S-8 dated May 11, 2001 (Reg. No. 333-60710), Exhibit 4.6).

10.3*†	—	Employment Agreement between U.S. Concrete, Inc. and William T. Albanese (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.1).

10.4*†	—	Employment Agreement between U.S. Concrete, Inc. and Thomas J. Albanese (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.2).

Exhibit No.		Exhibit

10.5*†	—	Employment Agreement between U.S. Concrete, Inc. and Michael W. Harlan (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.3).

10.6*†	—	Employment Agreement between U.S. Concrete, Inc. and Eugene P. Martineau (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.4).

10.7*†	—	Employment Agreement between U.S. Concrete, Inc. and Michael D. Mitschele (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.6).

10.8*†	—	Employment Agreement between U.S. Concrete, Inc. and Donald C. Wayne (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.7).

10.9*†	—	Employment Agreement between U.S. Concrete, Inc. and Richard A. Williams (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.8).

10.10**†	—	Employment Agreement between U.S. Concrete, Inc. and Cesar Monroy.

10.11*†	—	First Amendment to Exhibit 10.6 (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.5).

10.12*†	—	Amended and Restated Indemnification Agreements dated August 17, 2000 between U.S. Concrete and each of its directors and officers (Form 10-Q for the quarter ended September 30, 2000 (File No. 000-26025), Exhibit 10.1).

10.13*	—	Agreement, dated March 15, 2000, between Neil J. Vannucci (Form 10-K for the year ended December 31, 2001 (File No. 000-26025), Exhibit 10.16).

10.14*	—	Promissory Note, dated May 24, 2002, issued by Eugene P. Martineau to U.S. Concrete, Inc. (Form 10-K for the year ended December 31, 2002 (File No. 000-26025), Exhibit 10.18).

10.15*	—	Promissory Note, dated May 24, 2002, issued by Michael Harlan to U.S. Concrete, Inc. (Form 10-K for the year ended December 31, 2002 (File No. 000-26025), Exhibit 10.19).

12.1**	—	Statement setting forth detail for Computation of Ratio of Earnings to Fixed Charges.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2**	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1**	—	Power of Attorney for the Company.

24.2**	—	Powers of Attorney for the Subsidiary Guarantors.

25.1**	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for the 8 3/8% Senior Subordinated Notes due 2014.

99.1**	—	Form of Letter of Transmittal.

99.2**	—	Form of Notice of Guaranteed Delivery.

99.3**	—	Form of Letter to DTC Participants.

99.4**	—	Form of Letter to Clients.

*	Incorporated by reference to the filing indicated.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.

ITEM	22. Undertakings

1.	The undersigned registrants hereby undertake:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

—	include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

—	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to information in the registration statement; and

—	reflect in the prospectus any facts or events arising after the effective date of the registration statement or its most recent post-effective amendment which, individually or in the aggregate, represent a fundamental change in the information shown in the registration statement.

Any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price stated in the “Calculation of Registration Fee” table in the effective registration statement;

•	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4.	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus under items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of a request, and to send the incorporated documents by first-class mail or other equally prompt means. This undertaking includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

5.	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, U.S. Concrete, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

U.S. CONCRETE, INC.

By:	/s/ EUGENE P. MARTINEAU
Eugene P. Martineau President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ EUGENE P. MARTINEAU Eugene P. Martineau	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

* Vincent D. Foster	Director

* John R. Colson	Director

* T. William Porter	Director

* Mary P. Ricciardello	Director

* Murray S. Simpson	Director

* Robert S. Walker	Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, AFTM Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

AFTM CORPORATION

By:	/s/ GARY LOWELL
Name: Gary Lowell Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ GARY LOWELL Gary Lowell	President (Principal Executive Officer)

* Cesar Monroy	Vice President, Secretary and Director

* Paul Lemanski	Treasurer (Principal Financial and Accounting Officer)

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, American Concrete Products, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

AMERICAN CONCRETE PRODUCTS, INC.

By:	/s/ DONALD E. HUMPHREY
Name: Donald E. Humphrey Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DONALD E. HUMPHREY Donald E. Humphrey	President (Principal Executive Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* David Clausen	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Atlas-Tuck Concrete, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

ATLAS-TUCK CONCRETE, INC.

By:	/s/ SCOTT EVANS
Name: Scott Evans Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ SCOTT EVANS Scott Evans	President (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Eugene P. Martineau	Senior Vice President

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Beall Industries, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

BEALL INDUSTRIES, INC.

By:	/s/ SCOTT EVANS
Name: Scott Evans Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ SCOTT EVANS Scott Evans	President (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Eugene P. Martineau	Senior Vice President

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Beall Management, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

BEALL MANAGEMENT, INC.

By:	/s/ SCOTT EVANS
Name: Scott Evans Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ SCOTT EVANS Scott Evans	President (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Eugene P. Martineau	Senior Vice President

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Central Precast Concrete, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

CENTRAL PRECAST CONCRETE, INC.

By:	/s/ DONALD E. HUMPHREY
Name: Donald E. Humphrey
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DONALD E. HUMPHREY Donald E. Humphrey	President (Principal Executive Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* David Clausen	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Central Concrete Supply Co., Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

CENTRAL CONCRETE SUPPLY CO., INC.

By:	/s/ WILLIAM T. ALBANESE
Name: William T. Albanese Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ WILLIAM T. ALBANESE William T. Albanese	President (Principal Executive Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Laurie Cerrito	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Ready Mix Concrete Company of Knoxville has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

READY MIX CONCRETE COMPANY OF KNOXVILLE

By:	/s/ ALVIN L. HANCOCK, III
Name: Alvin L. Hancock III Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ ALVIN L. HANCOCK, III Alvin L. Hancock, III	President (Principal Executive Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, San Diego Precast Concrete, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

SAN DIEGO PRECAST CONCRETE, INC.

By:	/s/ DOUGLAS W. MCLAUGHLIN
Name: Douglas W. McLaughlin Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DOUGLAS W. MCLAUGHLIN Douglas W. McLaughlin	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Smith Pre-Cast, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

SMITH PRE-CAST, INC.

By:	/s/ DOUGLAS W. MCLAUGHLIN
Name: Douglas W. McLaughlin Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DOUGLAS W. MCLAUGHLIN Douglas W. McLaughlin	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Sierra Precast, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

SIERRA PRECAST, INC.

By:	/s/ DONALD E. HUMPHREY
Name: Donald E. Humphrey
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DONALD E. HUMPHREY Donald E. Humphrey	President (Principal Executive Officer)

* Eugene P. Martineau	Senior Vice President

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* David Clausen	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Eastern Concrete Materials, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

EASTERN CONCRETE MATERIALS, INC.

By:	/s/ MICHAEL L. GENTOSO
Name: Michael L. Gentoso
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ MICHAEL L. GENTOSO Michael L. Gentoso	President (Principal Executive Officer)

* William Steele	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Superior Materials, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

SUPERIOR MATERIALS, INC.

By:	/s/ GARY LOWELL
Name: Gary Lowell
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ GARY LOWELL Gary Lowell	President (Principal Executive Officer)

* Paul Lemanski	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Titan Concrete Industries, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

TITAN CONCRETE INDUSTRIES, INC.

By:	/s/ DAVE KELLEY
Name: Dave Kelley Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DAVE KELLEY Dave Kelly	President (Principal Executive Officer)

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Builders’ Redi-Mix, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

BUILDERS’ REDI-MIX, LLC

By:	/s/ ALAN MARTIN
Name: Alan Martin Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ ALAN MARTIN Alan Martin	President (Principal Executive Officer)

* Paul Lemanski	Treasurer (Principal Financial and Accounting Officer)

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, B.W.B., Inc. of Michigan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

B.W.B., INC. OF MICHIGAN

By:	/s/ ALAN MARTIN
Name: Alan Martin Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ ALAN MARTIN Alan Martin	President (Principal Executive Officer)

* Paul Lemanski	Treasurer (Principal Financial and Accounting Officer)

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Central Concrete Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

CENTRAL CONCRETE CORP.

By:	/s/ CHARLES ABERT
Name: Charles Abert Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ CHARLES ABERT Charles Abert	President (Principal Executive Officer)

* William Steele	Treasurer (Principal Financial and Accounting Officer)

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Superior Concrete Materials, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

SUPERIOR CONCRETE MATERIALS, INC.

By:	/s/ RANDY B. WOCHY
Name: Randy B. Wochy
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ RANDY B. WOCHY Randy B. Wochy	President (Principal Executive Officer)

* William Steele	Treasurer (Principal Financial and Accounting Officer)

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Beall Management, Inc., as general partner of Beall Concrete Enterprises, Ltd., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

BEALL CONCRETE ENTERPRISES, LTD.

By: BEALL MANAGEMENT, INC., its General Partner

By:	/s/ SCOTT EVANS
Name: Scott Evans
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ SCOTT EVANS Scott Evans	President (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Eugene P. Martineau	Senior Vice President

* Thomas Larkin	Treasurer (Principal Financial and Accounting Officer)

* Cesar Monroy	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Concrete XXIX Acquisition, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

CONCRETE XXIX ACQUISITION, INC.

By:	/s/ DONALD C. WAYNE
Name: Donald C. Wayne Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DONALD C. WAYNE Donald C. Wayne	President, Secretary and Director (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President

* Cesar Monroy	Vice President (Principal Financial and Accounting Officer)

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Concrete XXX Acquisition, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

CONCRETE XXX ACQUISITION, INC.

By:	/s/ DONALD C. WAYNE
Name: Donald C. Wayne Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ DONALD C. WAYNE Donald C. Wayne	President, Secretary and Director (Principal Executive Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President

* Cesar Monroy	Vice President (Principal Financial and Accounting Officer)

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, USC Atlantic, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

USC ATLANTIC, INC.

By:	/s/ MICHAEL D. MITSCHELE
Name: Michael D. Mitschele Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ MICHAEL D. MITSCHELE Michael D. Mitschele	President (Principal Executive Officer)

* William Steele	Treasurer (Principal Financial and Accounting Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, USC Michigan, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

USC MICHIGAN, INC.

By:	/s/ JEFFREY D. SPAHR
Name: Jeffrey D. Spahr Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ JEFFREY D. SPAHR Jeffrey D. Spahr	President (Principal Executive Officer)

* Paul Lemanski	Treasurer (Principal Financial and Accounting Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, USC GP, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

USC GP, INC.

By:	/s/ CESAR MONROY
Name: Cesar Monroy Title: President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

* Eugene P. Martineau	Senior Vice President

/s/ CESAR MONROY Cesar Monroy	President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, USC GP, Inc., as general partner of USC Management Co., L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

USC MANAGEMENT CO., L.P. By: USC GP, INC., its General Partner

By:	/s/ CESAR MONROY
Name: Cesar Monroy Title: President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

* Eugene P. Martineau	Senior Vice President

/s/ CESAR MONROY Cesar Monroy	President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)

/s/ MICHAEL W. HARLAN Michael W. Harlan	Vice President and Director

* Donald C. Wayne	Vice President, Secretary and Director

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, Wyoming Concrete Industries, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 21, 2004.

WYOMING CONCRETE INDUSTRIES, INC.

By:	/s/ EUGENE P. MARTINEAU
Name: Eugene P. Martineau Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ EUGENE P. MARTINEAU Eugene P. Martineau	President, Secretary and Director (Principal Executive Officer)

* William Steele	Treasurer (Principal Financial and Accounting Officer)

*By:	/s/ MICHAEL W. HARLAN
Michael W. Harlan Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Exhibit

3.1*	—	Restated Certificate of Incorporation of U.S. Concrete (Form S-1 (Reg. No. 333-74855), Exhibit 3.1).

3.2*	—	Amended and Restated Bylaws of U.S. Concrete, as amended (Post Effective Amendment No. 1 to Form S-3 (Reg. No. 333-42860), Exhibit 4.2).

3.3*	—	Certificate of Designation of Junior Participating Preferred Stock (Form 10-Q for the quarter ended June 30, 2000 (File No. 000-26025), Exhibit 3.3).

3.4(a)**	—	Articles of Incorporation of T.A.C. Two, Inc. (now AFTM Corporation).

3.4(b)**	—	Certificate of Amendment to the Articles of Incorporation of T.A.C. Two, Inc. (now AFTM Corporation).

3.4(c)**	—	Bylaws of T.A.C. Two, Inc. (now AFTM Corporation).

3.5(a)**	—	Articles of Incorporation of American Concrete Products, Inc.

3.5(b)**	—	Bylaws of American Concrete Products, Inc.

3.6(a)**	—	Articles of Incorporation of Atlas-Tuck Concrete, Inc.

3.6(b)**	—	Certificate of Increase of Capital Stock of Atlas-Tuck Concrete, Inc.

3.6(c)**	—	Amended Articles of Incorporation of Atlas-Tuck Concrete, Inc., filed October 1, 1964.

3.6(d)**	—	Amended Articles of Incorporation of Atlas-Tuck Concrete, Inc., filed June 21, 1973.

3.6(e)**	—	Bylaws of Atlas-Tuck Concrete, Inc.

3.7(a)**	—	Certificate of Limited Partnership of Beall Concrete Enterprises, Ltd.

3.7(b)**	—	Agreement of Limited Partnership of Beall Concrete Enterprises, Ltd.

3.8(a)**	—	Articles of Incorporation of Beall Industries, Inc.

3.8(b)**	—	Bylaws of Beall Industries, Inc.

3.9(a)**	—	Articles of Incorporation of Beall Management, Inc.

3.9(b)**	—	Bylaws of Beall Management, Inc.

3.10(a)**	—	Limited Liability Company Certificate of Formation of Builders’ Redi-Mix, LLC.

3.10(b)**	—	Operating Agreement of Builders’ Redi-Mix, LLC.

3.11(a)**	—	Certificate of Incorporation of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.11(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.11(c)**	—	Bylaws of Concrete XIV Acquisition, Inc. (now B.W.B., Inc.).

3.12(a)**	—	Certificate of Incorporation of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

3.12(b)**	—	Certificate of Merger of Central Industries Red Bank Inc. and Central Concrete Corp. with and into Concrete XXV Acquisition, Inc.

3.12(c)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

3.12(d)**	—	Bylaws of Concrete XXV Acquisition, Inc. (now Central Concrete Corp.).

3.13(a)**	—	Amended and Restated Articles of Incorporation of Central Concrete Supply Co., Inc.

Exhibit No.			Exhibit

3.13	(b)**	—	Plan of Reorganizations and Agreement of Recapitalization and Agreement of Merger by and between Central Concrete Supply Co., Inc., its shareholders, Central Transport Inc. and its shareholders.

3.13	(c)**	—	Agreement of Merger between Central Concrete Acquisition, Inc. and Central Concrete Supply Co., Inc.

3.13	(d)**	—	Agreement of Merger between Central Concrete Supply Co, Inc., Bay Cities Building Materials Co., Inc., Walker’s Concrete Inc. and B.C.B.M. Transport, Inc.

3.13	(e)**	—	Bylaws of Central Concrete Supply Co., Inc., as amended.

3.14	(a)**	—	Certificate of Incorporation of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.14	(b)**	—	Certificate of Merger of Concrete XXII Acquisition, Inc. and Wyoming Concrete Industries, Inc.

3.14	(c)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.14	(d)**	—	Bylaws of Concrete XXII Acquisition, Inc. (now Wyoming Concrete Industries, Inc.).

3.15	(a)**	—	Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.).

3.15	(b)**	—	Certificate of Amendment of Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.), filed March 27, 1981.

3.15	(c)**	—	Certificate of Amendment of Articles of Incorporation of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.), filed December 29, 2000.

3.15	(d)**	—	Bylaws of Hanson Concrete Products, Inc. (now Central Precast Concrete, Inc.).

3.16	(a)**	—	Certificate of Incorporation of Concrete XXIX Acquisition, Inc.

3.16	(b)**	—	Bylaws of Concrete XXIX Acquisition, Inc.

3.17	(a)**	—	Certificate of Incorporation of Concrete XXX Acquisition, Inc.

3.17	(b)**	—	Bylaws of Concrete XXX Acquisition, Inc.

3.18	(a)**	—	Certificate of Incorporation of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18	(b)**	—	Certificate of Merger of Baer Enterprises, Inc. into Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18	(c)**	—	Certificate of Amendment to Certificate of Incorporation of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.), filed November 8, 1993.

3.18	(d)**	—	Certificate of Merger of Baer Acquisition Inc. with and into Baer Concrete, Incorporated.

3.18	(e)**	—	Certificate of Merger of Eastern Concrete Materials, Inc. and Baer Concrete, Incorporated.

3.18	(f)**	—	Bylaws of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.18	(g)**	—	Amendment to the Bylaws of Robert J. Baer, Inc. (now Eastern Concrete Materials, Inc.).

3.19	(a)**	—	Certificate of Incorporation of Concrete X Acquisition, Inc. (now Ready Mix Concrete Company of Knoxville).

3.19	(b)**	—	Certificate of Merger of Ready Mix Concrete Company of Knoxville with and into Concrete X Acquisition, Inc.

3.19	(c)**	—	Bylaws of Concrete X Acquisition, Inc. (now Ready Mix Concrete Company of Knoxville).

Exhibit No.			Exhibit

3.20	(a)**	—	Certificate of Incorporation of Concrete XII Acquisition, Inc. (now San Diego Precast Concrete, Inc.)

3.20	(b)**	—	Certificate of Merger of San Diego Precast Concrete, Inc. with and into Concrete XII Acquisition, Inc.

3.20	(c)**	—	Bylaws of Concrete XII Acquisition, Inc. (now San Diego Precast Concrete, Inc.).

3.21	(a)**	—	Restated Articles of Incorporation of Sierra Precast, Inc.

3.21	(b)**	—	Amended and Restated Bylaws of Sierra Precast, Inc.

3.22	(a)**	—	Certificate of Incorporation of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc).

3.22	(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc.).

3.22	(c)**	—	Certificate of Merger of Smith Pre-Cast, Inc. with and into Smith Pre-Cast, Inc.

3.22	(d)**	—	Bylaws of Concrete XXVII Acquisition, Inc. (now Smith Pre-Cast, Inc).

3.23	(a)**	—	Articles of Incorporation of Opportunity Concrete Corporation (now Superior Concrete Materials, Inc.).

3.23	(b)**	—	Agreement and Plan of Merger of OCC Acquisition Inc. with and into Opportunity Concrete Corporation.

3.23	(c)**	—	Articles of Amendment to the Articles of Incorporation of Opportunity Concrete Corporation.

3.23	(d)**	—	Bylaws of Opportunity Concrete Corporation (now Superior Concrete Materials, Inc.).

3.23	(e)**	—	Amendment to the Bylaws of Superior Concrete Materials, Inc.

3.24	(a)**	—	Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.).

3.24	(b)**	—	Certificate of Amendment to the Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.), filed June 6, 1988.

3.24	(c)**	—	Certificate of Amendment to the Articles of Incorporation of Superior Redi-Mix, Inc. (now Superior Materials, Inc.), filed April 22, 2002.

3.24	(d)**	—	Certificate of Merger between Cornillie Fuel & Supply Inc., E.B. Metzen, Inc., Superior Redi-Mix, Inc. (now Superior Materials, Inc.), Fendt Transit Mix, Inc. and Premix Concrete Corp.

3.24	(e)**	—	Certificate of Merger between Concrete XX Acquisition, Inc. and Superior Materials, Inc.

3.24	(f)**	—	Bylaws of Superior Redi-Mix, Inc. (now Superior Materials, Inc.).

3.24	(g)**	—	Amendment to Bylaws of Superior Materials, Inc.

3.25	(a)**	—	Certificate of Incorporation of Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.25	(b)**	—	Certificate of Merger of Carrier Excavation and Foundation Company with and into Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.25	(c)**	—	Certificate of Merger of Olive Branch Ready Mix, Inc. with and into Carrier Excavation and Foundation Company.

3.25	(d)**	—	Certificate of Amendment of Certificate of Incorporation of Carrier Excavation and Foundation Company.

Exhibit No.		Exhibit

3.25(e)**	—	Bylaws of Concrete XI Acquisition, Inc. (now Titan Concrete Industries, Inc.).

3.26(a)**	—	Certificate of Incorporation of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.26(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.26(c)**	—	Bylaws of Concrete XXIII Acquisition, Inc. (now USC Atlantic, Inc.).

3.27(a)**	—	Certificate of Incorporation of USC GP, Inc.

3.27(b)**	—	Bylaws of USC GP, Inc.

3.28(a)**	—	Certificate of Limited Partnership of USC Management Co., L.P.

3.28(b)**	—	Agreement of Limited Partnership of USC Management Co., L.P.

3.29(a)**	—	Certificate of Incorporation of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

3.29(b)**	—	Certificate of Amendment of Certificate of Incorporation of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

3.29(c)**	—	Bylaws of Concrete XXVIII Acquisition, Inc. (now USC Michigan, Inc.).

4.1*	—	Form of certificate representing common stock (Form S-1 (Reg. No. 333-74855), Exhibit 4.3).

4.2*	—	Rights Agreement by and between U.S. Concrete and American Stock Transfer & Trust Company, including form of Rights Certificate attached as Exhibit B thereto (Form S-1 (Reg. No. 333-74855), Exhibit 4.4).

4.3*	—	Credit Agreement, dated as of March 12, 2004, among U.S. Concrete, the Lenders and Issuers named therein and Citicorp North America, Inc., as administrative agent (Form 10-K for the year ended December 31, 2003 (File No. 000-26025), Exhibit 4.8).

4.4*	—	Registration Rights Agreement dated as of March 31, 2004 by and among U.S. Concrete, Inc., the Guarantors, Citigroup Global Markets Inc. and Banc of America Securities LLC as representatives of the Initial Purchasers (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.4) .

4.5*	—	Indenture among U.S. Concrete, Inc., the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, dated as of March 31, 2004, for 8 3/8% Senior Subordinated Notes due 2014 (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.5).

4.6*	—	Form of Note (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.6).

4.7*	—	Notation of Guarantee by the Subsidiary Guarantors dated March 31, 2004 (Form 10-Q for the quarter ended March 31, 2004 (File No. 000-26025) Exhibit 4.7).

5.1**	—	Opinion of Baker Botts L.L.P.

5.2**	—	Opinion of General Counsel of U.S. Concrete.

10.1*†	—	1999 Incentive Plan of U.S. Concrete (Form S-1 (Reg. No. 333-74855), Exhibit 10.1).

10.2*	—	2001 Employee Incentive Plan of U.S. Concrete, Inc. (Form S-8 dated May 11, 2001 (Reg. No. 333-60710), Exhibit 4.6).

10.3*†	—	Employment Agreement between U.S. Concrete, Inc. and William T. Albanese (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.1).

10.4*†	—	Employment Agreement between U.S. Concrete, Inc. and Thomas J. Albanese (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.2).

10.5*†	—	Employment Agreement between U.S. Concrete, Inc. and Michael W. Harlan (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.3).

Exhibit No.		Exhibit

10.6*†	—	Employment Agreement between U.S. Concrete, Inc. and Eugene P. Martineau (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.4).

10.7*†	—	Employment Agreement between U.S. Concrete, Inc. and Michael D. Mitschele (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.6).

10.8*†	—	Employment Agreement between U.S. Concrete, Inc. and Donald C. Wayne (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.7).

10.9*†	—	Employment Agreement between U.S. Concrete, Inc. and Richard A. Williams (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.8).

10.10**†		Employment Agreement between U.S. Concrete, Inc. and Cesar Monroy.

10.11*†	—	First Amendment to Exhibit 10.6 (Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26025), Exhibit 10.5).

10.12*†	—	Amended and Restated Indemnification Agreements dated August 17, 2000 between U.S. Concrete and each of its directors and officers (Form 10-Q for the quarter ended September 30, 2000 (File No. 000-26025), Exhibit 10.1).

10.13*	—	Agreement, dated March 15, 2000, between Neil J. Vannucci (Form 10-K for the year ended December 31, 2001 (File No. 000-26025), Exhibit 10.16).

10.14*	—	Promissory Note, dated May 24, 2002, issued by Eugene P. Martineau to U.S. Concrete, Inc. (Form 10-K for the year ended December 31, 2002 (File No. 000-26025), Exhibit 10.18).

10.15*	—	Promissory Note, dated May 24, 2002, issued by Michael Harlan to U.S. Concrete, Inc. (Form 10-K for the year ended December 31, 2002 (File No. 000-26025), Exhibit 10.19).

12.1**	—	Computation of Ratio of Earnings to Fixed Charges.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2**	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1**	—	Power of Attorney for the Company.

24.2**	—	Powers of Attorney for the Subsidiary Guarantors.

25.1**	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for the 8 3/8% Senior Subordinated Notes due 2014.

99.1**	—	Form of Letter of Transmittal.

99.2**	—	Form of Notice of Guaranteed Delivery.

99.3**	—	Form of Letter to DTC Participants.

99.4**	—	Form of Letter to Clients.

*	Incorporated by reference to the filing indicated.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.